Exhibit 99.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of October 31, 2002, and is entered into by and among Ancore Corporation, a Delaware corporation (“Ancore”); NIF Ventures Co., Ltd., a business organization formed and existing under the laws of Japan; Investment Enterprise Partnership “NIF Venture 21-A”, a business organization formed and existing under the laws of Japan; Investment Enterprise Partnership “NIF Venture 21-B”, a business organization formed and existing under the laws of Japan; Investment Enterprise Partnership “NIF 11”, a business organization formed and existing under the laws of Japan; Investment Enterprise Partnership “NIF New Technology Fund 99-A”, a business organization formed and existing under the laws of Japan; Investment Enterprise Partnership “NIF New Technology Fund 99-B”, a business organization formed and existing under the laws of Japan; Investment Enterprise Partnership “NIF New Technology Fund 2000/1”, a business organization formed and existing under the laws of Japan; Investment Enterprise Partnership “NIF 21-One(1)”, a business organization formed and existing under the laws of Japan (all of the aforementioned Persons, except for Ancore, are referred to collectively herein as the “NIF Stockholders”); Stone Technologies, Inc., a Delaware corporation; and AMT Capital, Ltd., a Texas limited partnership; (all of the aforementioned Persons, except for Ancore and including the NIF Stockholders, are referred to collectively herein as “Major Stockholders”), on the one hand, and OSI Subsidiary, Inc., a Delaware corporation (“OSI Subsidiary”), and OSI Systems, Inc., a California corporation (“OSI”), on the other hand, with reference to the following facts:

A.    OSI and OSI Subsidiary wish to acquire the Business (as hereinafter defined) by merging OSI Subsidiary into Ancore.

B.    The parties are entering into this Agreement in order to accomplish such a merger.

Accordingly, the parties to this Agreement hereby agree as follows:

1.    CERTAIN DEFINITIONS.  As used in this agreement, the following capitalized terms shall have the meanings set forth in this Section 1.

1.1.    Affiliate.  “Affiliate” means, with respect to a particular Person, any other Person as to which the particular Person directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with. For purposes of this definition, “control” means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

1.2.    Ancore Capital Stock.  “Ancore Capital Stock” means the Ancore Common Stock and the Ancore Preferred Stock

1.3.    Ancore Common Stock.  “Ancore Common Stock” means all the issued and outstanding Common Stock of Ancore, $0.001 par value per share.

1.4.    Ancore Disclosure Schedule.  “Ancore Disclosure Schedule” means the disclosure schedule delivered by Ancore to OSI concurrently with Ancore’s execution of this Agreement.

1.5.    Ancore Stockholders.  “Ancore Stockholders” means all holders of Ancore Capital Stock (inclusive of the Major Stockholders), and “Ancore Stockholder” means a particular holder of Ancore Capital Stock.

1.6.    Ancore Preferred Stock.  “Ancore Preferred Stock” means all the issued and outstanding Preferred Stock of Ancore, $0.001 par value per share.

1.7.    Ancore Series A Preferred Stock.  “Ancore Series A Preferred Stock” means all the issued and outstanding Ancore Series A Preferred Stock, $0.001 par value per share.

1.8.    Ancore Series B Preferred Stock.  “Ancore Series B Preferred Stock” means all the issued and outstanding Ancore Series B Preferred Stock, $0.001 par value per share.

1.9.    Ancore Warrants.  “Ancore Warrants” means all of the warrants exercisable for shares of Ancore Capital Stock.

1.10.    Ancore Stock Options.  “Ancore Stock Options” means all outstanding options (whether or not vested) to purchase shares of Ancore Common Stock heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Ancore.

1.11.    Assets.  “Assets” means all of the equipment, inventory and other assets and properties of Ancore or that Ancore owns or leases or utilizes in the Business.

1.12.    Business.  “Business” means Ancore’s business and operations as Ancore currently conducts such business and operations.

1.13.    Closing.  “Closing” means the consummation of the transactions that are contemplated by this Agreement.

1.14.    Closing Date.  “Closing Date” means the date on which the Closing occurs.

1.15.    Consents and Approvals.  “Consents and Approvals” means all authorizations, consents, orders and approvals of federal, state, local and other governmental regulatory bodies, agencies and officials necessary or proper under applicable law for the performance of the parties’ obligations under this Agreement and the consummation of the Merger.

1.16.    DGCL.  “DGCL” means the Delaware General Corporation Law, as amended from time to time.

1.17.    Dissenting Shares.  “Dissenting Shares” means shares of Ancore Capital Stock which are issued and outstanding immediately prior to the Closing and which are held by a holder who did not vote such shares in favor of the Merger and who has complied with all of the relevant provisions of Section 262 of the DGCL.

1.18.    Lien. “Lien” means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing.

1.19.    Merger.  “Merger” means the reorganization and merger of OSI Subsidiary into Ancore as contemplated by this Agreement.

1.20.    OSI Common Stock.  “OSI Common Stock” means shares of OSI Common Stock, no par value.

1.21.    OSI Stock.  “OSI Stock” means the aggregate number of shares of OSI Common Stock to be issued or reserved for issuance pursuant to this Agreement.

1.22.    Person.  “Person” means any natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, joint venture, firm, custodian, trustee, nominee, or any other individual or entity, including any governmental entity, in its own or representative capacity.

1.23.    pro rata.  “pro rata”, with respect to any group of Persons, shall be calculated on the basis of consideration actually received by the particular member of that group, whether delivered at the Closing or through Contingent Payments, as compared to such consideration actually received by all members of that group (except as otherwise defined herein).

1.24.    Promissory Notes.  “Promissory Notes” means Ancore’s promissory note payable to Stone Investments, Inc. dated July 17, 2001 in the principal amount of $100,000, and the following promissory notes payable to Stone Technologies, Inc.: (a) dated January 23, 2002, in the principal amount of $250,000; (b) dated June 12, 2002, in the principal amount of $180,000; (c) dated May 30, 2002, in the principal amount of $110,000; and (d) dated March 14, 2001, in the principal amount of $500,000.

1.25.    SEC.  “SEC” means the United States Securities and Exchange Commission.

1.26.    Securities Act.  “Securities Act” means the Securities Act of 1933, as amended.

2.    THE MERGER AND RELATED MATTERS

2.1.    The Merger.  On the Closing Date, OSI Subsidiary shall be merged with and into Ancore pursuant to the DGCL, and pursuant to the terms and conditions of this Agreement, and Ancore shall be the surviving corporation of the Merger (the “Surviving Corporation”). On or before the Closing Date, the parties shall file a Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”), at which time each share of the issued and outstanding capital stock of OSI Subsidiary shall convert into one share of the Common Stock of the Surviving Corporation, and such shares shall constitute all the issued and outstanding capital stock of the Surviving Corporation.

2.2.    Stock Transfer Books of Ancore.  The stock transfer books of Ancore shall be closed as of the Closing Date, and no transfer or assignment of Ancore Capital Stock shall take place after the Closing Date, except for the surrender of stock contemplated by Section 2.3 of this Agreement.

2.3.    Surrender of Ancore Stock Certificates.  At the Closing, or as soon thereafter as practicable, the Ancore Stockholders shall surrender to OSI Subsidiary or the Surviving Corporation, as appropriate, each certificate evidencing Ancore Capital Stock, together with a duly executed Stockholder Letter in the form attached as Exhibit “2.3”, in exchange for the consideration set forth under Section 3.1 and Section 4 of this Agreement. From and after the Closing, each certificate evidencing Ancore Capital Stock shall be deemed for all purposes to represent and evidence only the shares of OSI Stock or the right to receive cash or both, as applicable, pursuant to Section 3 of this Agreement and Contingent Payments pursuant to Section 4 of this Agreement. Except as provided in Section 2.5, unless and until any certificate evidencing Ancore Capital Stock has been surrendered in accordance with this Agreement, the holder of such Ancore Capital Stock shall not have any right to receive certificates evidencing shares of OSI Stock pursuant to Section 3 or Section 4 or any other form of consideration for such Ancore Capital Stock provided under this Agreement. After the Closing, no holder of a certificate evidencing shares of Ancore Capital Stock shall be entitled to receive any dividend or other distribution with regard thereto, except for dividends or other distributions to which such holder would be entitled as a record holder of OSI Stock after the Closing Date.

2.4.    Issuance of Certificates.  The Conversion Shares (as defined below) and certificates representing the Conversion Shares shall be issued in the name of the Ancore Stockholder who holds the particular certificate of Ancore Capital Stock surrendered.

2.5.    Lost, Stolen or Destroyed Certificates.  In the event any certificate representing any Ancore stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, in a form satisfactory to OSI, and upon verification by OSI to OSI’s satisfaction that such certificate had been issued and is outstanding, OSI shall accept such affidavit in lieu of such certificate as if such certificate had been duly surrendered in accordance with Section 2.3. The holder of such lost certificate will be required to indemnify and agree to hold harmless OSI and its transfer agent for any and all damages, liabilities, losses, costs or expenses incurred by OSI or its transfer agent in connection therewith.

3.    TREATMENT OF ANCORE CAPITAL STOCK AND OPTIONS, AND OTHER PAYMENTS AT CLOSING.

3.1.    Treatment of Ancore Capital Stock.  The “Merger Consideration”, Promissory Note Payment and Other Fees to be issued at the Closing in the aggregate shall be equal to $7,750,000.and the Merger Consideration shall consist of (X) the number of shares of OSI Stock (the “Conversion Shares”) equal to $5,750,000 (the “Stock Amount”) divided by the OSI Average Stock Price plus (Y) $2,000,000 in cash minus the Promissory Note Payment and Other Fees (the “Cash Amount”). At the Effective Time, the Merger Consideration and the right to receive Contingent Payments pursuant to Section 4 of this Agreement, by virtue of the Merger shall be allocated to the holders of Ancore Capital Stock without any further action on the part of OSI, OSI Subsidiary, Ancore or any stockholder of Ancore as follows:

3.1.1.    each share of Ancore Series B Preferred Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any) shall be converted pursuant to Article IV(D)(1) of Ancore’s Amended and Restated Certificate of Incorporation as follows into both of (i) the number of shares of OSI Common Stock equal to

[	2.2674	×	Stock Amount	]
Stock Amount + Cash Amount

OSI Average Stock Price

and (ii) the right to receive an amount of cash equal to

$2.2674	×	Cash Amount
Stock Amount + Cash Amount

, each quotient rounded to five decimal points.

3.1.2    each share of Ancore Series A Preferred Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any) shall be converted pursuant to Article IV(D)(2) of Ancore’s Amended and Restated Certificate of Incorporation as follows into both of (i) the number of shares of OSI Common Stock equal to

[	Stock Amount + Cash Amount - Series B Payment	×	Stock Amount	]
	Outstanding Series A Shares		Stock Amount + Cash Amount

OSI Average Stock Price

and (ii) the right to receive a cash amount equal to

Stock Amount + Cash Amount - Series B Payment	×	Cash Amount
Outstanding Series A Shares		Stock Amount + Cash Amount

, plus (iii) the right to receive the Contingent Payments pursuant to Section 4 until the Remaining Series A Liquidation Preference Amount has been satisfied, in accordance with the amount set forth on Schedule “3”; each quotient rounded to five decimal points;

3.1.3.    following the satisfaction of the Remaining Series A Liquidation Preference Amount, each share of the Fully Diluted Ancore Shares (other than Dissenting Shares, if any) shall be converted into the right to receive the Contingent Payments pursuant to Section 4, divided by the Fully Diluted Ancore Shares, such quotient rounded to five decimal places, with each Person having a right to receive Contingent Payments to receive the percentage of each Contingent Payment set forth on Schedule “3”;

3.1.4.    Any shares of Ancore Capital Stock then held by the Ancore shall cease to exist; and

3.1.5.    Any shares of Ancore Capital Stock then held by OSI, OSI Subsidiary or any other subsidiary of OSI shall cease to exist.

3.1.6.    The capitalized terms used above without definition shall have the following meanings:

(a)    The “Fully Diluted Ancore Shares” shall mean the sum of (A) the aggregate number of shares of Ancore Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Ancore Common Stock issuable upon conversion of all shares of Ancore Series A Preferred Stock and Ancore Series B Preferred Stock outstanding immediately prior to the Effective Time, and (C) the aggregate number of shares of Ancore Common Stock issuable upon conversion of all other convertible securities of Ancore outstanding immediately prior to the Effective Time.

(b)    “Series B Payment” shall mean the full amount payable to all holders of Series B Preferred Stock to satisfy their liquidation preferences as set forth in Article IV(D)(1) and (2) of the Ancore Corporation Amended and Restated Certificate of Incorporation dated as of October 16, 2002.

(c)    “Outstanding Series A Shares” shall mean the aggregate number of shares of Series A Preferred Stock of Ancore outstanding immediately prior to the Closing Date.

(d)    “Other Fees” shall mean professional advisory fees incurred in connection with the transaction contemplated by this Agreement, payable to Wilson Sonsini Goodrich & Rosati, Alliant Partners, and Mark Platshon, as well as the Consulting Fee Reimbursement, in the amounts set forth on Schedule 3.

(e)    “Promissory Note Payment” shall mean the payment of the principal amount and all accrued interest on the Promissory Notes.

(f)    The “Remaining Series A Liquidation Preference Amount” shall mean for each share of Ancore Series A Preferred Stock outstanding immediately prior to the Effective Time, the right to receive $7.71428 minus the per share Cash Amount and the per share Stock Amount pursuant to Section 3.1.2(i) and (ii).

(g)    The “OSI Average Stock Price” shall mean $16.52700.

(h)    In the event OSI at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on OSI Common Stock payable in OSI Common Stock or in any right to acquire OSI Common Stock, or effects a subdivision of the outstanding shares of OSI Common Stock into a greater number of shares of OSI Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of OSI Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of OSI Common Stock, then the number of Conversion Shares and the OSI Average Stock Price shall be appropriately adjusted.

3.2.    Conversion of Convertible Notes.  All convertible promissory notes (the “Conversion Notes”) set forth on Schedule “3.2” (with the exception of (i) First Amended and Restated Convertible Note (Secured) in the Amount of $500,000 to Stone Technologies, Inc. (dated March 14, 2001) and (ii) Ancore Corporation Convertible Secured Promissory Note to Stone Technologies, Inc. in the Amount of $300,000 (dated July 8, 2002))shall be converted to Ancore Series B Preferred Stock on or prior to the Closing.

3.3.    Payment of Promissory Note Payment.  The principal amount of the Promissory Notes and all accrued interest thereon shall be paid to the holders of such Promissory Notes at the Closing by OSI, as provided in Schedule “3”.

3.4.    Payment of Other Fees.  The Other Fees shall be paid at the Closing by OSI, as provided in Schedule “3”.

3.5.    Treatment of Ancore Options.  All Ancore Stock Options shall be exercised on or prior to the Closing Date.

3.6.    Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into a right to receive the consideration set forth under Section 3.1 and Section 4 of this Agreement unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The holders of such Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefore, after the Closing, from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish such holder’s entitlement to relief as a dissenting stockholder as provided in Section 262 of the DGCL, (ii) shall have effectively withdrawn such holder’s demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost such holder’s right to relief as a dissenting stockholder and payment for such holder’s Dissenting Shares under Section 262 of the DGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Dissenting Shares and each such share shall be converted into the right to receive the consideration set forth under Section 3.1 and Section 4 of this Agreement,, without interest thereon, from

Surviving Corporation. Prior to Closing, Ancore shall give OSI (i) prompt written notice of any demands received by the Ancore for relief as a dissenting stockholder, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Ancore relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to Closing, Ancore shall not, except with the prior written consent of OSI, make any payment with respect to, or settle or offer to settle, any such demands.

3.7     Stockholder Representative.

3.7.1.    Appointment of Stockholder Representative.  Upon approval of the Merger by the Ancore Stockholders, each of the Participating Rights Holders (other than any holder of Dissenting Shares) shall be deemed to have constituted and appointed, effective from and after the date of such approval of the Merger, Stone Investments, Inc., alps the agent and attorney-in-fact (the “Stockholder Representative”) of such Participating Rights Holders to act as the Stockholder Representative under this Agreement in accordance with the terms of this Section 3.7. In the event of the removal, resignation or incapacitation of the Stockholder Representative named above or of any successor, a successor (or further successor) shall thereafter be appointed by the Participating Rights Holders who immediately prior to the Effective Time of the Merger held a majority of the outstanding shares of Ancore Capital Stock, on an as-if fully-converted basis (other than Dissenting Shares) (the “Majority Ancore Stockholders”). The Stockholder Representative may be removed by action of the Majority Ancore Stockholders. “Participating Rights Holders” means the Persons set forth on Schedule 3.

3.7.2.    Authority.  The Stockholder Representative (acting in such capacity) is hereby fully authorized by this Section 3.7 to do all of the following acts on behalf of the Participating Rights Holders, and for no other Person:

(a)    take all actions required by, and exercise all rights granted to, the Stockholder Representative in this Agreement;

(b)    receive all notices or other documents given or to be given to the Participating Rights Holders by OSI pursuant to this Agreement;

(c)    receive and accept service of legal process in connection with any claim or other proceeding against the Participating Rights Holders arising under this Agreement;

(d)    undertake, compromise, defend and settle any such suit or proceeding on behalf of the Participating Rights Holders as a group arising under this Agreement;

(e)    execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement;

(f)    engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement, and to rely on the advice of such advisors in carrying out his duties hereunder;

(g)    act pursuant to the direction of a majority in interest of the Participating Rights Holders;

(h)    receive funds on behalf of the Participating Rights Holders and distribute such funds, all in accordance with this Agreement; and

 (i)    take such other action as the Stockholder Representative may deem appropriate, including all such matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

3.7.3.    Extent and Survival of Authority. The appointment of the Stockholder Representative is an agency coupled with an interest and is irrevocable and any action taken by the Stockholder Representative pursuant to the authority granted in this Section 3.7 shall be effective and absolutely binding on each of the Participating Rights Holders notwithstanding any contrary action of or direction from such Participating Rights Holders, except for actions or omissions of the Stockholder Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Participating Rights Holders shall not terminate the authority and agency of the Stockholder Representative.

3.7.4.    Release from Liability; Indemnification. Each Participating Rights Holder hereby releases the Stockholder Representative and its officers, directors, employees, agents, stockholders, attorneys and affiliates (collectively, the “Stockholder Rep Affiliates”) from losses, claims, liabilities, damages, deficiencies, costs and expenses, including but not limited to fees and expenses of attorneys, accountants and other professionals, paid, incurred, accrued or sustained by such Participating Rights Holder as a result of any and all actions taken or not taken by the Stockholder Representative in its capacity as such or by any Stockholder Rep Affiliate on behalf of the Stockholder Representative in its capacity as such, including actions taken or not taken that constitute negligence on the part of the Stockholder Representative or the Stockholder Rep Affiliate, but not including actions taken or not taken that constitute fraud, misrepresentation, willful misconduct or gross negligence on the part of the Stockholder Representative or the Stockholder Rep Affiliate. The Participating Rights Holders, jointly and severally, hereby indemnify and agree to defend and hold harmless the Stockholder Representative and each of the Stockholder Rep Affiliates from and against any and all losses, claims, liabilities, damages, deficiencies, costs and expenses, including but not limited to the reasonable fees and expenses of attorneys, accountants and other professionals, paid, incurred, accrued or sustained as a result of the Stockholder Representative serving as such or as a result of any Stockholder Rep Affiliate acting or not acting on behalf of the Stockholder Representative in its capacity as such, including, but not limited to, in each instance, those paid, incurred, accrued or sustained as a result of negligence on the part of the Stockholder Representative and/or one or more Stockholder Rep Affiliates, but not including those paid, incurred, accrued or sustained as a result of fraud, misrepresentation, willful misconduct or gross negligence on the part of the Stockholder Representative and/or one or more Stockholder Rep Affiliates (collectively, the “Stockholder Rep Claims”). It is expressly agreed and understood that any action taken with the consent or at the direction of a majority in interest of the Participating Rights Holders (excluding interests owned by Stone Investments, Inc., Stone Technologies, Inc., any Stockholder Rep Affiliates or any affiliate of each of the foregoing) or in reliance upon advice of special legal counsel, or independent certified public accountants and/or other advisors shall not constitute fraud, misrepresentation, willful misconduct or gross negligence. Notwithstanding the joint and several nature of the liability under this Section, the Stockholder Representative shall not be entitled to collect from any Participating Rights Holder more than such Participating Rights Holder’s pro rata portion of the Stockholder Rep Claims from any Participating Rights Holder unless and until any other Participating Rights Holder is insolvent or fails to pay its pro rata share within thirty (30) days after written demand therefor, at which time each other Participating Rights Holder shall pay its pro rata portion of such defaulted portion of the Stockholder Rep Claims. Such procedure shall be continued until all Stockholder Rep Claims have been paid. Each Participating Rights Holder shall have a right of contribution against each other Participating Rights Holder who has not paid its full pro rata amount under this Section.

3.7.5.    Reimbursement of Expenses.  The Stockholder Representative shall receive no compensation for services rendered as the Stockholder Representative, but shall receive reimbursement from, and be indemnified, defended and held harmless by, the Participating Rights Holders, pro rata, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representative in the performance or discharge of its duties pursuant to this Section 3.7, which expenses, charges and liabilities shall be charged against the Contingent Payments (as defined below) to which the Participating Rights Holders may be entitled under this Agreement. Unless the Participating Rights Holders pay all such expenses, charges and liabilities upon demand by the Stockholder Representative, the Stockholder Representative shall have no obligation to incur such expenses, charges or liabilities, or to continue to perform any duties hereunder. Such amounts may be charged against the Contingent Payments, if any, if, and only if, the Stockholder Representative gives written notice of the amount of such expenses to OSI at least 10 business days prior to the payment of such Contingent Payment, and an accounting of how such expenses shall be borne by the Participating Rights Holders. OSI shall be entitled to rely entirely on any such written notice in reducing the amount of any payments to be made to any Participating Rights Holders in respect of the Contingent Payments, if any. In addition, the Stockholder Representative is hereby authorized to pay with the proceeds of the Contingent Payments, if any, provided notice is given to OSI in accordance with the prior sentence, such other expenses, liabilities and obligations as a majority of the Participating Rights Holders shall approve from time to time.

3.8.    No Fractional Shares.  No fractional shares of OSI Stock shall be issued hereunder, whether at the Closing or in payment of Contingent Payments, but in lieu of each fractional share OSI shall make a cash payment therefore the amount of which shall be calculated on the basis of the per-share price of OSI Stock applicable to such issuance.

3.9.    Manner of Distribution of Consideration.  Schedule “3”, which shall be delivered prior to the Closing by Ancore, shall set forth each Person who shall receive a portion of the Merger Consideration, Remaining Series A Liquidation Preference, Promissory Note Payment and Other Fees at the Closing, as well as each Person entitled to receive a portion of the Contingent Payments (including rights to receive a portion of the Contingent Payments pursuant to the Letter Agreement between Ancore and Alliant Partners dated February 13, 2002, and the Employment Agreement between Ancore and Mark Platshon dated May 12, 2002), and for each such Person, the amount such Person shall receive at the Closing, the percentage of each Contingent Payment to be received by each such Person, and the method of delivery of shares and cash to each such Person, all in accordance with the terms of this Agreement.

3.10.    Adjustment for Excess Cash Payments.  In the event that OSI’s payment of the Promissory Note Payment and the Other Fees, in the aggregate, exceeds $2,000,000, the Stock Amount shall be reduced dollar-for-dollar by the amount of the excess.

4.    CONTINGENT PAYMENTS.

4.1.    Amount of and Criteria for Contingent Payments.  Each of the contingent payments described in this Section 4.1 shall be referred to herein as a “Contingent Payment”, and collectively as the “Contingent Payments”; provided, however, that the amount of any Contingent Payments shall be reduced by the Incentive Amount.

4.1.1.    First Contingent Payment.  The “First Contingent Payment” shall be in the amount of $2,000,000, payable contingent upon Ancore’s receipt of all of the following: (i) purchase orders that are follow-on purchase orders to Purchase Orders 13110 and 13680, and which are issued with respect to work currently referred to as “Phase 2b”, in an aggregate amount of no less than $3,700,000 (the “P.O. Threshold”) (OSI and the Surviving Corporation shall use their diligent commercial efforts to obtain such follow-on purchase orders at the earliest practicable time); and (ii) payment of a receivable due with respect to Purchase Order 13110 from New Technology Management, Inc. in an aggregate amount of no less than $600,000 (the “Receivable Threshold”); provided, however, that in the event that purchase orders described in Subsection (i) are not sufficient to satisfy the P.O. Threshold or payments described in Subsection (ii) are not sufficient to satisfy the Receivable Threshold, as the case may be, the amount of one or more purchase orders for additional work currently referred to as “Phase 2c ” or “Phase 3” (the “Next Phase Purchase Orders”) shall be applied to satisfy the Receivable Threshold, and Ancore’s receipt of payment on invoices resulting from Purchase Order 13680 or its follow-on purchase orders (“Next Phase Receipts”) shall be applied to satisfy the Receivable Threshold.

4.1.2.    Second Contingent Payment.  The “Second Contingent Payment” shall equal 67% of the Backlog obtained by Ancore from the date of this Agreement through April 30, 2003; provided, however, that the aggregate amount of or payable under the Second Contingent Payment shall not exceed the “Second Contingent Payment Cap”. The “Second Contingent Payment Cap” shall be calculated as the difference of (a) $4,688,000 minus (b) the amount by which the Next Phase Purchase Order or the Next Phase Receipts is used to satisfy the P.O. Threshold or the Receivable Threshold, respectively. In the event that the aggregate amount of the Second Contingent Payment actually paid by OSI exceeds the Second Contingent Payment Cap, the excess amount shall be deducted, dollar for dollar, from the first subsequent PFNA Amount. The Second Contingent Payment shall be paid on or before May 10, 2003 except that interim payments will be made for all accumulated Backlog each time at least $1,400,000 of accumulated Backlog has been evidenced. “Backlog” means the aggregate amount of or payable under all of the following with respect to which no incremental Second Contingent Payment has been made:

(a)    Revenues;

(b)    purchase orders;

(c)    grants;

(d)    contracts;

(e)    Congressional earmarks with agency confirmation;

(f)    pre-contract cost authorizations;

(g)    additional fundings or expansions of existing contracts; and

(h)    all other amounts to be paid to Ancore under credible documentation of expected revenues, indicating a commitment of funds to be paid to Ancore and either (i) language specifying the month or date for the issuance of a purchase order to Ancore drawing upon such funds; or (ii) payment of initial funds for materials; but

(i)    Backlog shall not include any of such amounts (x) with respect to which a PFNA Amount (as defined below) is to be paid; (y) from Rapiscan Security Products (U.S.A.), Inc. or Rapiscan Security Products Ltd.; or (z) with respect to which payment is to be made pursuant to Section 4.1.1.

4.1.3.    PFNA Amounts.  For each PFNA System sold, leased, licensed or otherwise distributed, whether such PFNA System is sold, leased, licensed or otherwise distributed by or through OSI, or by or through any of its subsidiaries, affiliates, distributors, resellers, sales representatives, joint venturers, OEMs, licensees, or other distribution outlets, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, after receipt of the final payment with respect to the sale of such PFNA System, OSI shall pay the PFNA Amount in the manner provided in this Section 4, provided, however, that the aggregate value of the PFNA Amount shall not exceed $34,000,000, and that no PFNA Amount shall be paid with respect to PFNA Systems delivered pursuant to government-funded research and development grants or contracts. For purposes of this Section 4.1.3, with respect to each PFNA System, the “PFNA Amount” shall mean six percent (6%) of all revenue received by OSI in the sale of that PFNA System, excluding revenues with respect to: (a) the building housing the PFNA system; (b) shielding for the PFNA system; and (c) repair and maintenance services revenues; provided, however, that in the event that OSI enters into any arrangement, agreement or relationship with a third party permitting such third party to sell, manufacture and build PFNA Systems, OSI shall obligate such third party to pay, in cash, a PFNA Amount hereunder to the Stockholder Representative for each PFNA System such third party sells in the same amount and at the same time that OSI would have been obligated to pay if it had sold such PFNA System to the end user, and the Stockholder Representative shall be identified in any agreement with such third party as a third party beneficiary. Stockholder Representative shall then distribute such PFNA Amount to the Participating Rights Holders in accordance with Schedule “3”. “PFNA System” means a pulsed fast neutron analysis based inspection system, excluding PFNA systems currently in process at El Paso and the PFNA system for which funding is currently expected from the TSA. Any other provision hereof notwithstanding, the PFNA Amount with respect to each PFNA System shall not exceed $750,000.

4.2.    Time of Contingent Payments.  Each Contingent Payment shall be paid within 10 business days of the date on which all criteria set forth above for such Contingent Payment have been met (in the case of incremental payments of the Second Contingent Payment, when all criteria for such incremental payments have been met, and in the case of PFNA Amounts, in accordance with Section 4.4.2).

4.3.    Form of Contingent Payments.  Except for the First Contingent Payment, which shall be paid in cash, Contingent Payments may be made in the form of cash or shares of OSI Common Stock (the “Contingent Payment Shares”). Contingent Payments paid in the form of OSI Common Stock shall be paid through the issuance by OSI of a number of shares of OSI Common Stock equal to the amount to be paid divided by the Contingent Payment Stock Price. For purposes of this Agreement, the “Contingent Payment Stock Price “ shall mean the average closing sale price of the OSI Common Stock in Nasdaq National Market trading during the 10 consecutive trading sessions completed immediately prior to the date of issuance of the OSI Common Stock under this Section 4.3. Notwithstanding the foregoing, in the event OSI ceases to be a reporting company under the Securities Exchange Act of 1934, as then amended, OSI shall make all Contingent Payments thereafter in cash.

4.4.    Manner of Payment of Contingent Payments.  OSI shall make each Contingent Payment first to the Stockholder Representative in reimbursement of the Stockholder Representative’s expenses as provided under Section 3, if any, and then to the Series A Stockholders set forth on Schedule 3 until the Remaining Series A Liquidation Preference Amount (as set forth on Schedule 3) has been satisfied. Then, after the Remaining Series A Liquidation Preference Amount has been satisfied, OSI shall pay the remaining portion of each Contingent Payments as follows:

4.4.1.    OSI shall pay the First Contingent Payment and the Second Contingent Payment to the Participating Rights Holders set forth on Schedule 3, paying to each such Participating Rights Holder a portion of such amount in accordance with the percentages set forth on Schedule 3, rounded to the nearest cent or share.

4.4.2.    OSI shall distribute each PFNA Amount as follows: OSI shall distribute 16% (rounded to the nearest cent or share) of such PFNA Amount (the “Incentive Amount”) to employees of Ancore or its Affiliates as an incentive payment, the allocation of which shall be at the discretion of OSI provided that, in exercising such discretion, OSI shall have a reasonable basis by which to conclude that such allocation would provide an incentive for the sales and production of PFNA Systems. OSI shall effect any tax withholdings required by law from the Incentive Amount. OSI shall distribute 84% (rounded to the nearest cent or share) of such PFNA Amount to the Participating Rights Holders in accordance with Schedule 3, paying to each such Participating Rights Holder a portion of such amount in accordance with the percentages set forth on Schedule 3, rounded to the nearest cent or share.

4.5.    Audit; Dispute Resolution.  Until the applicable Audit Period Termination Date, OSI shall, upon request, make available during normal business hours all books and records related to the respective Contingent Payments pursuant to this Section 4 for review by the Stockholder Representative. The applicable Audit Period Termination Date shall mean, for the review of books and records related to the First Contingent Payment and the Second Contingent Payment, 60 days after OSI makes available to the Stockholder Representative audited financial statements covering the period between the date of this Agreement and June 30, 2003; for the review of books and records related to the PFNA Amounts, 60 days after OSI makes available to the Stockholder Representative audited financial statements covering each fiscal period between the date of this Agreement and the fifth anniversary of this Agreement; provided, however, that the Stockholder Representative shall not undertake such review more than once per any 90 day period. In the event that the Stockholder Representative disputes OSI’s determination of the amount of the Contingent Payment or whether a payment pursuant to Section 4 should be, or should have been, made, the Stockholder Representative shall notify OSI in writing (a “Contingent Payment Dispute Notice”) of the amount, nature and basis of such dispute. The Stockholder Representative and OSI shall first endeavor to resolve such dispute among themselves. If the Stockholder Representative and OSI are unable to resolve the dispute within forty-five (45) calendar days, the dispute shall be submitted to arbitration. Such arbitration shall be held in Los Angeles, California and shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator regarding any issue raised in the Contingent Payment Dispute Notice shall be binding and conclusive. The parties agree to complete such arbitration as expeditiously as reasonably possible.

4.6.    Tax Treatment.  The parties hereto agree that the portion of any payment pursuant to this Section 3.5 that is treated as interest for federal income tax purposes shall qualify as portfolio interest as defined in Section 871(h)(2) and Section 881(c)(2) of the Code and is not subject to withholding. The Stockholder Representative shall use commercially reasonable efforts to provide a properly completed IRS Form W-8 (or any applicable substitute or successor form) to OSI from any Ancore stockholder to the extent such form is required to establish the treatment of such interest as portfolio interest.

4.7.    Good Faith.  OSI agrees to act in good faith to allow Ancore to earn the Contingent Payments described in this Section 4.

5.    THE CLOSING.

5.1.    Closing.  Provided that all the conditions precedent to the obligations of the parties to this Agreement to consummate the Closing have been satisfied or waived, the Closing shall take place at the offices of OSI at 10:00 a.m., local time, on the Closing Date.

5.2.    Closing Deliveries.  In order to consummate the Closing, after the parties have confirmed that the Consents and Approvals other than the filing of the Certificate of Merger with the State of Delaware have been given, the parties shall take the actions and make the deliveries described in this Section 5.2.

5.2.1.    By Ancore and Major Stockholders.  At the Closing, Ancore and the Major Stockholders shall deliver, or cause to be delivered, to OSI Subsidiary and OSI all of the following:

(a)    Ancore Capital Stock: Share certificates representing no less than 90 percent of Ancore Capital Stock issued and outstanding on the Closing Date;

(b)    Lock-Up Agreements: Lock-Up Agreements in the form attached as Exhibit 5.2.1(b), duly executed by each Ancore Stockholder who will receive 10% or more of the Merger Consideration at the Closing and dated as of the Closing Date;

(c)    President Certificate: A certificate of the President of Ancore, dated as of the Closing Date, certifying the continued accuracy in all material respects of Ancore’s representations and warranties made in this Agreement;

(d)    Board Resolutions: Unanimous resolutions of Ancore’s Board of Directors approving this Agreement and all transactions contemplated herein;

(e)    Action by Written Consent of Ancore Stockholders: An Action by Written Consent of the Ancore Stockholders sufficient to approve this Agreement and all transactions contemplated herein;

(f)    Opinion of Counsel: An opinion of counsel to Ancore, dated as of the Closing Date, in the form of Exhibit “5.2.1(f)” attached hereto;

(g)    Resignations: Resignations, dated as of the Closing Date, of all officers and directors of Ancore in form and substance acceptable to OSI and its counsel, including the termination of all employment agreements or other arrangements between each such officer and Ancore;

(h)    Key Person Employment Agreements: Key Person Employment Agreements, in the forms attached hereto as Exhibits “5.2.1(h) duly executed by the respective employee named therein and dated as of the Closing Date;

(i)    Convertible Note Conversion: A conversion notice from each holder of Ancore Convertible Notes (other than the Promissory Notes held by Stone Technologies, Inc. or Stone Investments, Inc.) providing for the conversion of the Ancore Convertible Notes held by each such holder on or prior to the Closing;

(j)    Promissory Note Cancellations: Written cancellations of the Promissory Notes upon payment thereof;

(k)    Warrant Exercise: An exercise notice of each holder of Ancore Warrants providing for the exercise of the Ancore Warrants held by each such holder on or prior to the Closing;

(l)    UCC Terminations: Terminations of all UCC Financing Statements naming Ancore as debtor, duly executed by the creditors.

(m)    Third Party Consents. Consents to the transactions contemplated in this Agreement from all third parties from whom such consents are required as set forth in Schedule “6.2”;

(n)    Schedule 3: Schedule 3, as described above, together with the written approval by Mark Platshon and Alliant Partners of Schedule 3;

(o) Alliant Letter: a letter from Alliant Partners stating that the Letter Agreement between Ancore and Alliant Partners dated February 13, 2002 relates only to the transactions contemplated in this Agreement;

(p) Stockholder Representative Assent: the Stockholder Representative’s written assent to, and agreement to be bound by, this Agreement;

(q) Consulting Agreement: A Consulting Agreement between OSI and Mark Platshon, substantially in the form set forth as Exhibit “5.2.1(q)”, duly executed and dated as of the Closing Date; and

(r) Certificate of Good Standing: A certificate issued by the Secretary of State of the State of Delaware certifying Ancore’s good standing.

5.2.2.    By OSI Subsidiary and OSI.  At the Closing, or at such other time as set forth below, OSI Subsidiary and OSI shall deliver to Ancore and the Ancore Stockholders the following:

(a) Resolutions: Resolutions of the boards of directors of OSI Subsidiary and OSI approving the Merger;

(b) Opinion of Counsel: An opinion of counsel to OSI, dated as of the Closing Date, in the form of Exhibit “5.2.2(b)” attached hereto;

(c) Certificates representing the Conversion Shares: Within three business days after the Closing Date, certificates representing the Conversion Shares;

(d) Key Person Employment Agreements: Original counterparts of the Key Person Employment Agreements, duly executed by OSI Subsidiary and dated as of the Closing Date;

(e) President Certificate: A certificate of the President of OSI, dated as of the Closing Date, certifying the continued accuracy in all material respects of OSI’s representations and warranties made in this Agreement;

(f) Registration Rights Agreement: An original counterpart of the Registration Rights Agreement, duly executed and dated as of the Closing Date;

(g) Consulting Agreement: An original counterpart of the Consulting Agreement, duly executed and dated as of the Closing Date; and

(h) Transfer Agent Instructions: A letter to OSI’s transfer agent instructing the transfer agent to issue the OSI Stock to be issued upon the Closing.

5.3.    Closing Agreements.  On the Closing Date, the parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments or documents, in form and substance reasonably acceptable to the other party’s counsel, as may be reasonably necessary to consummate the Merger.

6.    ANCORE’S REPRESENTATIONS AND WARRANTIES.  Subject to and except for any disclosure made in this Agreement and to any information contained in the Ancore Disclosure Schedule that is specifically referenced to a paragraph number of this Section 6, as a material inducement to OSI Subsidiary and OSI to enter into this Agreement and to consummate the Merger, Ancore represents and warrants to OSI Subsidiary and OSI as set forth in this Section 6, and that each of such representations and warranties are true as of the date of this Agreement, and shall be true as of the Closing Date. Such representations and warranties shall inure to the benefit of OSI Subsidiary and OSI and each of their successors and assigns. Ancore acknowledges that OSI Subsidiary and OSI are each entering into this Agreement in reliance upon the truth and accuracy of each such representation and warranty.

6.1.    Due Organization.  Ancore is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority and all material licenses, permits and franchises to own, operate or lease, as applicable, its assets and to carry on the Business. Ancore is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties it owns or the nature of the business it conducts makes such qualification or licensing necessary or proper, except where the failure to so qualify would not, in the aggregate, have a material adverse effect on the Business or Assets. Ancore has made available to OSI Subsidiary complete and correct copies of Ancore’s Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement.

6.2.    Power and Authority.  Ancore has all requisite power, authority and capacity to enter into this Agreement and all documents required to be entered into pursuant hereto (this Agreement and such documents being hereinafter referred to as the “Ancore Documents”), and all corporate action required to be taken by Ancore to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken including, without limitation, all approvals of Ancore’s Board of Directors and, as of the Closing Date, the Ancore Stockholders. Upon Ancore’s execution and delivery of the Ancore Documents, assuming the due authorization, execution and delivery by OSI, OSI Subsidiary and the Major Stockholders, the Ancore Documents will become valid and binding obligations of Ancore, enforceable in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or general principles of equity. The execution and delivery of the Ancore Documents and the consummation of the transactions contemplated by the Ancore Documents will not result in the creation of any Lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other material obligation of Ancore. Ancore’s execution, delivery and consummation of the transactions contemplated in the Ancore Documents are not prohibited by, do not violate or conflict with any provision of, and do not result in a material default under or a material breach of, and are not subject to any consent requirement under, (a) the certificate of incorporation or bylaws of Ancore, as amended, (b) any material contract, agreement or other instrument to which Ancore is a party or by which Ancore or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, (d) any obligation, law, ordinance, regulation, order or decree applicable to Ancore or any of its properties; or (e) any permit, concession, franchise or license applicable to Ancore or its properties.

6.3.    Capital Structure.  The authorized capital stock of Ancore consists of 10,000,000 shares of Ancore Common Stock and 3,000,000 shares of Ancore Preferred Stock. As of the date of this Agreement, (a) 421,424 shares of Ancore Common Stock and 878,952 shares of Ancore Series A Preferred Stock and 749,757 shares of Ancore Series B Preferred Stock were issued and outstanding. Schedule 6.3 sets forth the name of each holder of Ancore Preferred Stock and Ancore Common Stock and the number of shares held by such Ancore Stockholder. Except as set forth on the Ancore Disclosure Schedule, no shares of Ancore Common Stock are held by Ancore in its treasury, and no shares of Ancore Common Stock are reserved for issuance upon conversion of Ancore Preferred Stock, under Ancore’s stock option and stock benefit plans and arrangements, or upon the exercise of warrants. No other shares of capital stock or other voting securities of Ancore are authorized, issued or outstanding. There are no outstanding stock appreciation rights, restricted stock grants or contingent stock grants and there are no other outstanding contractual rights to which Ancore is a party, the value of which is derived from the value of shares of Ancore Common Stock. All outstanding shares of capital stock of Ancore are, and all shares which may be issued upon exercise or conversion of any security issued by Ancore will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this

Agreement, except as set forth on the Ancore Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of Ancore having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Ancore may vote. As of the Closing, there shall be no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Ancore is a party, or by which Ancore is bound, obligating Ancore to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Ancore or obligating Ancore to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, including Ancore Stock Options. There is no voting trust with regard to any share or fractional share of Ancore Common Stock. On or prior to the Closing, the Second Amended and Restated Stockholders Agreement, dated January 23, 2002, shall be terminated

6.4.    Affiliates.  Ancore has no subsidiaries. Ancore does not own or hold any shares of stock or other voting or ownership interest in any Person.

6.5.    Financial Statements.

6.5.1.    Ancore has delivered to OSI audited financial statements of Ancore for the 12 months ended September 30, of 2000 and 2001, and unaudited financial statements of Ancore for the 12 months ended September 30, 2002 (collectively, the “Ancore Financial Statements”). The Ancore Financial Statements were prepared in accordance with generally accepted accounting principles as applied on a consistent basis during the periods covered and fairly present the financial position of Ancore as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end audit adjustments which are not material.

6.5.2.    Since September 30, 2000, Ancore has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.5.3.    Since September 30, 2002 (the “Balance Sheet Date”): (a) There has not been (i) any material adverse change in the financial condition, assets, liabilities, personnel or business of Ancore or in its relationships with its personnel, suppliers, customers, distributors, lessors or others, except changes in the ordinary course of business; (ii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or the assets of Ancore; (iii) any forgiveness or cancellation of debts or claims, or waiver of any rights except in the ordinary course of business of Ancore; (iv) any advances to, loans to, or investments in or transfers of assets to any affiliated Person or entity or any third party; (v) any event or condition of any character materially adversely affecting the Business or the properties of Ancore; (vi) any material decrease in the actual net worth or in the book value of Ancore except in the ordinary course of business; (vii) any discharge or satisfaction of any Lien, charge or encumbrance or payment of any liability or obligation, other than current liabilities in the ordinary course of business; (viii) any change in the credit practices of Ancore or in its methods of maintaining their books, accounts or business records; or (ix) any change in accounting methods, principles or practices by Ancore affecting its assets, liabilities or business; and (b) Ancore has not and will not have (i) declared or paid any dividend or declared or made any distribution on or authorized the creation or issuance of, or issued or otherwise effected any split-up or other reclassification or reorganization of any of its stock or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock except pursuant to repurchase rights in connection with an employee’s termination of employment with Ancore, as set forth in Schedule 6.5.3; (ii) issued or sold or authorized the creation or issuance of any bonds, debentures or other corporate securities including without limitation, shares of Ancore Common Stock except in connection with the exercises of outstanding Ancore Options and Ancore Warrants and in connection with the conversion of Ancore Convertible Notes: (iii) entered into any transaction other than in the ordinary course of business; (iv) except for this Agreement, entered into any contract of a material nature; or (v) with respect to Ancore’s employees or consultants,(A) granted to any employee or consultant any increase in compensation, except as was required under employment agreements in effect as of the Balance Sheet Date or in the ordinary course of business of Ancore, (B) granted to any employee or consultant any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Balance Sheet Date or (C) entered into any employment, severance or termination agreement with any executive officer.

6.6.    Liabilities.  No corporate debt securities are outstanding, and Ancore has not entered into any agreement or obligation of any kind and is not subject to any option or right of refusal, to sell all or any part of Ancore’s assets or to merge or consolidate Ancore with any other entity or concern. Except as reflected in the Ancore Financial Statements or with respect to any contracts entered into in the ordinary course of business, Ancore has no material liabilities of any nature, whether absolute accrued, contingent or otherwise; and since the Balance Sheet Date, Ancore has not incurred any material liabilities other than in the ordinary course of business and on terms and conditions and in amounts consistent with past practices or as otherwise provided on the schedules to this Agreement. As of the Closing, Ancore shall have no promissory notes outstanding. All expenses and compensation payable to Alliant Partners pursuant to the letter agreement between Alliant Partners and Ancore shall be paid through the Other Fees and Contingent Payments.

6.7.    Product Warranties.  Ancore has made available to OSI copies of all written warranties covering Ancore’s products to which Ancore is a party.

6.8.    Taxes.  Ancore has duly and timely filed all federal, state, county and local income, excise, sales, employment and other tax returns and reports required to have been filed by Ancore up to and including the date hereof. All such returns are complete and accurate in all material respects and disclose all material taxes required to be paid for in the periods covered thereby. Ancore has paid all taxes due and payable (whether or not shown on such returns), all assessments, notice of which have been received by Ancore, and all other taxes, governmental charges, penalties, interest and fines due and payable by Ancore on or before the date hereof. No audit by a tax authority is pending or threatened with respect to any material taxes due from Ancore. No issue has been raised by any tax authority in any audit of Ancore that if raised with respect to any other period not so audited could reasonably be expected to result in a deficiency for any period not so audited. No deficiency or adjustment for any taxes has been proposed, asserted or assessed against Ancore that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. Ancore is not a party to any tax sharing agreements, tax indemnity agreements or similar agreements. As of the Closing Date there will be no outstanding liability of Ancore for any due and unpaid taxes of any kind whatsoever, or for interest and penalties on any previously paid or unpaid taxes. Ancore has neither given nor been requested to give, nor has Ancore signed, any extension of time or waiver of any statute of limitations with respect to federal, state or local taxes of any kind whatsoever. Ancore has not received any notice of deficiency or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority. There is no pending audit of Ancore, nor has Ancore received any oral or written notice of a proposed audit by any taxing authority or jurisdiction.

6.9.    Employee Matters.

6.9.1.    (i)  Ancore is not a party to any collective bargaining agreement or other labor union contract, (ii) to Ancore’s knowledge, there are no organizational campaigns, demands or proceedings pending or threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representatives of any group of employees of Ancore, and (iii) there are no strikes, controversies, slowdowns, work stoppages or material labor disputes, or, to Ancore’s knowledge, threatened involving the employees of Ancore located at any site of employment of Ancore.

6.9.2.    Ancore is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and to its knowledge is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation. There are no complaints, controversies, charges, investigations, lawsuits or other proceedings relating to Ancore pending in any court or with any agency responsible for the enforcement of Federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, which, if adversely determined, would individually or in the aggregate, result in any material liability to Ancore.

6.9.3.    Since January 1, 2002, Ancore has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Ancore, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Ancore; nor has Ancore been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

6.10.    Employee Benefits and ERISA Matters.

6.10.1.    Schedule 6.10.1 contains a true and complete list of each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Ancore, or by any trade or business, whether or not incorporated, that together with Ancore would be deemed to comprise a controlled group or affiliated service group or be deemed to be under common control or otherwise aggregated for purposes of Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee or director of Ancore or any ERISA Affiliate (the “Plans”).

6.10.2.    Schedule 6.10.2 identifies each of the Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”). None of the Plans is subject to Title IV of ERISA. Neither of Ancore nor any ERISA Affiliate has any commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of Ancore or any ERISA Affiliate other than as required by applicable law, rule or regulation.

6.10.3.    With respect to each of the Plans, Ancore has heretofore delivered or made available or as promptly as practicable after the date hereof shall deliver or make available to OSI Subsidiary true and complete copies of each of the following documents, as applicable: (a) a copy of the Plan documents (including all amendments thereto) for each written Plan; (b) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed; (c) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last Plan year ending prior to the date of this Agreement; (d) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan; (e) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; (f) all material contracts relating to the Plans with respect to which Ancore or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (g) the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

6.10.4.    No liability under Title IV of ERISA has been incurred by Ancore or any ERISA Affiliate with respect to any Plans since the effective date of ERISA that has not been satisfied in full.

6.10.5.    None of Ancore, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to Ancore’s knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Ancore, any ERISA Affiliate, any ERISA Plan or any such trust could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

6.10.6.    All contributions which Ancore or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans have been timely paid in full or properly recorded on the financial statements or records of Ancore.

6.10.7.    Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

6.10.8.    There has been no material failure by any of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to meet the requirements of such qualification. Ancore has applied for and received a currently effective determination letter, or, if applicable, has received an opinion letter, from the Internal Revenue Service stating that it is so qualified, and to Ancore’s knowledge no event has occurred which would affect such qualified status.

6.10.9.    No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Ancore or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

6.10.10.    The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of Ancore or any ERISA Affiliate to severance pay, or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due, or any option or other equity security held by, any such employee, officer or director.

6.10.11.    There are no pending or, to Ancore’s knowledge, threatened claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

6.10.12.    Ancore has not made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement which could result in the payment by Ancore of an “Excess Parachute Payment” as that term is used in Section 280G of the Code.

6.10.13.    Since the Balance Sheet Date, Ancore has not adopted any Plan.

6.11.    Real Property.  Ancore does not own any real property. Schedule 6.11 sets forth a true and correct list of all real properties currently leased by Ancore (“Leased Properties”), in each case, setting forth (a) the lessor and lessee thereof and the date and term of each of the leases, licenses or other agreements (the “Existing Leases”) for the Leased Properties, and (b) street address of each property covered thereby, and (c) a brief description of the principal use of such property by Ancore. The Existing Leases for the Leased Properties are valid, binding and in full force and effect, except as may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or general principles of equity, and have not been amended, and neither Ancore, nor to the knowledge of Ancore any other party thereto is in default or breach under any such Existing Lease, except for such non-monetary defaults as have not had and are not reasonably likely to have, individually and in the aggregate, a material adverse effect on Ancore. To Ancore’s knowledge, no event has occurred which, with the passage of time or the giving of notice or both would cause a breach of or default under any of such Existing Leases. The interests of Ancore in the Existing Leases for the Leased Properties are free and clear of all Liens against, or resulting from the actions of Ancore. The improvements constructed at each facility subject to an Existing Lease for Leased Properties, including all leasehold improvements, building systems, equipment and all fixtures owned, leased or used by Ancore at such facilities are to Ancore’s knowledge: (a) structurally sound in all material respects with no material defects; (b) in good operating condition and repair in all material respects, subject to ordinary wear and tear; (c) not in need of material repair or correction except for ordinary routine maintenance and repair; and (d) sufficient in all material respects for the operation of the Business as presently conducted. All utilities presently serving the Leased Properties are adequate to service the operations of Ancore as presently conducted. With respect to each such Leased Properties: (a) Ancore has a valid leasehold interest in the Leased Properties; (b) Ancore has not received notice of any special assessment for which Ancore is liable that may encumber any of the Leased Properties; (c) Ancore has not received notice of any governmental decree or order for the whole or any portion of the Leased Properties or any property providing access thereto to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the knowledge of Ancore has any such condemnation, expropriation or taking been proposed by any governmental body.

6.12.    Other Assets.  Ancore is the sole and exclusive owner of all right, title and interest in, and has good and indefeasible title to, all the Assets. Schedule 6.12 hereto sets forth a true and complete list of all capital equipment owned by Ancore with a book value in excess of $10,000.

6.13.    Contracts.  Schedule 6.13 hereto sets forth a complete and accurate list of all material contracts, agreements, options and other commitments, oral or written, to which Ancore is a party or by which Ancore or the Business is bound including, without limitation, (a) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Ancore is conducted or, assuming the completion of the Merger, the business of the Surviving Corporation would be conducted, (b) any exclusive supply or purchase contracts or any exclusive requirements contracts or (c) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (collectively, the “Contracts”). Ancore has made available to OSI accurate and complete copies of all the Contracts. Each of the Contracts is in full force and effect and to Ancore’s knowledge there is no existing condition, event, including, without limitation, the consummation of the Merger, that presently exists or with notice or the passage of time would give any third party any right to terminate or materially adversely affect Ancore’s rights thereunder. To Ancore’s knowledge, no party to any Contract is in breach of any provision of, in violation of, or in default under the terms of any Contract.

6.14.  Related Party Transactions.  Except as set forth on Schedule 6.1, to Amber’s knowledge, no officer, director or shareholder of Ancore has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that Ancore furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, Ancore, any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 6.14.

6.15.  Personal Property Leases.  Schedule 6.15 hereto sets forth a complete and accurate list of all material leases of personal property (the “Personal Property Leases”) that Ancore uses in the Business.

6.15.1.    The Personal Property Leases are in full force and effect and are valid, binding, and enforceable in accordance with their respective terms except as may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or general principles of equity;

6.15.2.    Ancore and to Ancore’s knowledge each other party to a Personal Property Lease has complied with all material commitments and obligations on its part to be performed or observed under each Personal Property Lease;

6.15.3.    Ancore has not received any notice of a default, offset or counterclaim under any Personal Property Lease, or any other communication calling upon Ancore to comply with any provision of any Personal Property Lease or asserting noncompliance, and no event or condition has happened or presently exists that constitutes a default or, after notice or lapse of time or both, would constitute a default under, any Personal Property Lease; and

6.15.4.    There is no security interest, Lien, encumbrance or claim on Ancore’s leasehold interest created under any of the Personal Property Leases.

6.16.  Insurance.  Schedule 6.16 sets forth a complete list of all of the insurance policies held by Ancore that insure any assets of Ancore. Ancore maintains insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of Ancore.

6.17.    Intellectual Property.

6.17.1.    Schedule 6.17 contains a complete and accurate list of all patents, trademarks, trade names, service marks, brand names, and copyrights, and any applications for any of the foregoing, owned by Ancore, and a complete and correct list and summary description of all material licenses and other agreements relating to any of the foregoing. Ancore owns or has a valid right to use all registered trademarks, service marks, trade names, Internet domain names, designs, slogans, together with all applications, registrations and goodwill related to the foregoing (collectively, the “Ancore Trademarks”); issued patents (including any registration, continuations, continuations-in-part, renewals and applications for any of the foregoing); registered copyrights (including any registrations, renewals and applications for any of the foregoing); Ancore Software (as defined below); trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, the “Ancore

Trade Secrets”) necessary for the conduct of Ancore’s business as currently conducted (all such intellectual property being referred to herein as the “Ancore Intellectual Property”). For purposes of this Section 6.17, “Ancore Software” means any and all of the following items that are necessary to the conduct of Ancore’s business as currently conducted (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (d) all documentation, including user manuals and training materials, relating to any of the foregoing.

6.17.2.    Ancore Intellectual Property owned by Ancore is free and clear of all Liens.

6.17.3.    All Ancore Intellectual Property owned by Ancore that is necessary for the conduct of the Business as currently conducted is valid and subsisting, in full force and effect, and has not been canceled, has not expired, nor has it been abandoned. There is not pending or, to Ancore’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of Ancore Intellectual Property (other than Ancore Trademarks) owned by Ancore. All past and present Ancore employees and consultants have assigned to Ancore all material intellectual property created in the scope of their employment or engagement by Ancore.

6.17.4.    To the knowledge of Ancore, the conduct of the business of Ancore as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There are no claims or suits pending and as to which Ancore has received actual notice or, to the knowledge of Ancore, threatened, and Ancore has not received any notice of a third-party claim or suit, (a) alleging that its activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Ancore Intellectual Property, which in any case would have a material adverse effect.

6.17.5.    There are no written settlements, forbearance to sue, consents, judgments, or orders or similar obligations which in any material respect (a) restrict the right of Ancore to use any Ancore Intellectual Property owned by Ancore, or (b) restrict the business of Ancore in order to accommodate a third party’s intellectual property rights or (c) except for licenses with customers for Ancore Software owed by Ancore, there are no agreements that permit third parties to use any Ancore Intellectual Property owned by Ancore.

6.17.6.    Ancore takes reasonable measures to protect the confidentiality of Ancore Trade Secrets, including (a) requiring its employees and independent contractors having access thereto to execute written agreements that protect the confidentiality of Ancore Trade Secrets and (b) requiring all licensees to maintain the confidentiality of Ancore Trade Secrets. To the knowledge of Ancore, no Ancore Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects Ancore’s proprietary interests in and to such Ancore Trade Secrets. To the knowledge of Ancore, no party to any nondisclosure agreement or nondisclosure obligation relating to Ancore Trade Secrets is in breach or default thereof.

6.17.7.    To the knowledge of Ancore, no third party is misappropriating, infringing, or violating any Ancore Intellectual Property owned by Ancore other than immaterial disputes concerning use by a third party of Trademarks of Ancore.

6.17.8.    The consummation of the Merger and the other transactions contemplated by this Agreement shall not result in the loss or impairment of Ancore’s right to own or use any of Ancore Intellectual Property, and will not require the consent of any governmental authority to transfer rights in or ownership of any Ancore Intellectual Property owned by Ancore.

6.17.9.    The license contained in the Intellectual Property Agreement dated October 31, 1997 among Ancore, Science Applications International Corporation (“SAIC”) and others, permitting SAIC to use intellectual property assigned to SAIC by Ancore for certain limited uses, is limited to use or sublicense of such intellectual property “(i) the development of TNA-based mine and buried ordnance detection systems, services and devices, and (ii) PFNA and FNA based limited throughput, small volume assay systems using pulsed neutrons (such as assay systems using pulsed neutrons contemplated by John Reed as of the date hereof in the form of proposals and/or white papers).”.

6.18.    Corporate Records.  The minute books of Ancore contain in all material respects true and complete minutes and records of all formal meetings and proceedings and other formal action of Ancore’s stockholders and directors, and all meetings and other corporate proceedings of Ancore’s stockholders and directors have been duly, legally and properly held or taken. The stock certificate books of Ancore and all the signatures that appear on the certificates that represent shares of stock of Ancore (including all certificates that are now outstanding and all certificates that have heretofore be canceled) are the true signatures that they purport to be and were actually affixed to the respective documents by the persons whose names they represent.

6.19.    Claims and Litigation.  There is no claim, legal proceeding, action, suit, investigation or other proceeding pending, or to Ancore’s knowledge threatened, against Ancore that could adversely affect the Business or the transactions contemplated by this Agreement. Ancore is not subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a material adverse effect on Ancore. The suit filed against Ancore by Frank Iwama on or about February 22, 1999 has been settled in full, and such settlement payment from Ancore to Frank Iwama has been paid in full.

6.20.    Licenses and Permits; Compliance with Law.  Each of Ancore and, to Amber’s knowledge, its officers, directors and other personnel hold, to the extent legally required, all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, orders, registrations, findings of suitability, licenses, notices, permits, applications and rights, including all authorizations under any applicable law (“Permits”), necessary for Ancore to own, lease or operate its properties and assets and to carry on its business as now conducted except to the extent that the failure to hold such Permits would not in the aggregate have a material adverse affect on Ancore, and there has occurred no material default under any such Permit. To the knowledge of Ancore, no event has occurred, and no facts or circumstances exist, which would prevent Ancore from obtaining all necessary material Permits to allow Ancore to conduct its business in the manner Ancore conducts such business as of the date of this Agreement. Ancore and, to Ancore’s knowledge, each of its officers, directors and other key personnel, is in compliance with all applicable law with respect to the Business.

6.21.    Condition of Assets.  None of the Assets, or any individual item of the Assets fails or fail to conform in any material respect to any applicable law, ordinance or regulation. The Assets are free and clear of all Liens, encumbrances, pledges or charges, except as reflected in the Financial Statements or in Schedule 6.21 and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. All Liens reflected in Schedule 6.21 shall have been terminated as of the Closing. All tangible Assets are in good condition and working order, excepting ordinary wear and tear.

6.22.    Stockholders’ Claim.  As of the Closing, no Ancore Stockholder has any claim against Ancore or the Assets of any kind or nature with respect to such Ancore Stockholder’s status as a stockholder, except claims, if any, arising from this Agreement and the documents delivered pursuant to this Agreement.

6.23.    Contributions.  Ancore has not established or maintained any intentionally unrecorded fund or asset for or on behalf of Ancore for any purpose, and has not made any intentionally false or artificial entry on any of its books or records for or on behalf of Ancore for any reason.

6.24.    Environmental Matters.

6.24.1.    Except as set forth on Schedule 6.24: Except as would not be reasonably expected to result in a material adverse effect on Ancore (a) there are no Hazardous Materials present on or in the facilities of the Business or at any geologically or hierologically adjoining property, including any Hazardous Materials (as defined below) contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of said facilities or such adjoining property, or incorporated into any structure therein or thereon; and (b) Ancore has not permitted or conducted any Hazardous Activity (as defined below) with respect to the Business or its facilities or any other properties or assets (whether real, personal, or mixed) that relate to the operations of Ancore. As used in this Agreement, “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from a facility or any part thereof into the environment; and “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any environmental law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

6.24.2.    Seller’s operations are, in all material respects, in compliance with all applicable federal, state, and local laws pertaining to hazardous substances, wastes, discharges, emissions, disposal, dumping, burial or other forms of pollution, as regulated by federal, state or local law. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or to Ancore’s knowledge threatened against Ancore seeking to impose, or that could reasonably be expected to result in the imposition of, on Ancore any liability or obligation arising under common law or under any Environmental Law (as defined below), which liability or obligation could reasonably be expected to have a material adverse effect on Ancore. To the knowledge of Ancore, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on Ancore. “Environmental Law” means any federal, international, state, local or other law, statute, rule, regulation, ordinance or treaty relating to any Hazardous Materials or to the protection of the environment generally, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. Section 6901, et seq.), (b) the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), (c) the Clean Air Act (42 U.S.C. Section 7401, et seq.), (d) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984(42 U.S.C. Section 6902, et seq.), (e) the Toxic Substances Control Act (15 U.S.C. Section 2601-2629), (f) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and (g) any of the regulations adopted or publications promulgated pursuant to any the foregoing.

6.25.    Brokers or Finder’s Fees.  Except as set forth on the Ancore Disclosure Schedule, no agent, broker, Person or firm acting on behalf of Ancore is, or will be, entitled to any investment banking or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby. Ancore has made available to OSI true and correct copies of all agreements between brokers or finders and Ancore and such agreements will not be amended without the consent of OSI.

6.26.    Number of Unaccredited Investors.  To Ancore’s knowledge, the Persons receiving consideration from OSI under this Agreement shall include no more than 35 Persons who are not “accredited investors”, as such words are defined in Regulation D of the SEC under the Securities Act.

6.27.    Platshon Consulting Agreement.  Mark Platshon will not breach the non-compete provisions of the Consulting Agreement between Mark Platshon and OSI provided herein (regardless of whether such provisions are enforceable directly against Mark Platshon).

6.28.    Full Disclosure.  The representation and warranties of Ancore contained in this Agreement, and each exhibit, schedule (including, without limitation, the Ancore Disclosure Schedule), certificate or other written statement delivered by Ancore pursuant to this Agreement or in connection with the transactions contemplated herein are accurate, correct and complete in all material respects as of the date delivered, and do not contain any untrue statement of a material fact or, omit to state a material fact necessary in order to make the statements and information contained therein, in light of the circumstances under which they were made, not misleading. There is no fact, presently known, that materially adversely affects the ability of Ancore to perform fully under this Agreement or to consummate the Merger that has not been set forth or described in this Agreement or in the Ancore Disclosure Schedule.

7.    MAJOR STOCKHOLDERS’ REPRESENTATIONS AND WARRANTIES.  As a material inducement to OSI Subsidiary and OSI to enter into this Agreement and to consummate the Merger, each Major Stockholder represents and warrants to OSI Subsidiary and OSI as set forth in this Section 7. Each of such representations and warranties are true as of the date of this Agreement, and shall be true as of the Closing Date. Each such representation and warranty shall inure to the benefit of OSI Subsidiary and OSI and each of their successors and assigns. Each Major Stockholder acknowledges that OSI Subsidiary and OSI are each entering into this Agreement in reliance upon the truth and accuracy of each representation and warranty provided by such Major Stockholder. Any Major Stockholder who breaches any representation or warranty he or it provides shall be individually liable for such breach. Each Major Stockholder represents and warrants that:

7.1.    Power and Authority.  Such Major Stockholder has all requisite power, authority and capacity to enter into this Agreement and all documents required to be entered into pursuant hereto to which such Major Stockholder is a party (the “Major Stockholder Documents”), and all corporate and other action required to be taken by such Major Stockholder to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. Upon such Major Stockholder’s execution and delivery of the Major Stockholder Documents, assuming the due authorization, execution and delivery by Ancore, OSI, OSI Subsidiary and the other Major Stockholders the Major Stockholder Documents will become valid and binding obligations of such Major Stockholder, enforceable in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or laws affecting the rights of creditors generally or general principles of equity. Such Major Stockholder’s execution and delivery of the Major Stockholder Documents and his or its consummation of the transactions contemplated by the Major Stockholder Documents are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) any material contract, agreement or other instrument to which such Major Stockholder is a party or by which such Major

Stockholder or any of his or its respective assets is bound, (b) any order, writ, injunction, decree or judgment of any court or governmental agency, (c) any obligation, law, ordinance, regulation, order or decree applicable to such Major Stockholder or any of their properties, or (d) the operating agreement or other governing documents of such Major Stockholder (if any).

7.2.    Major Stockholder Stock.  The Ancore Common Stock held by such Major Stockholder (the “Major Stockholder Stock”) is free and clear of any security interest, Lien, pledge, encumbrance, claim, charge, agreement, right, option, warrant and restriction of any kind, nature or description. No option, warrant, restriction, right or other agreement or commitment is currently outstanding or existing with respect to the Major Stockholder Stock. Such Major Stockholders are, and immediately prior to the time the Closing occurs, will continue to be, the record and beneficial owner of the Major Stockholder Stock, free and clear of any security interest, Lien, pledge, encumbrance, claim, charge, agreement, right, option, warrant or restriction of any kind, nature or description, and no other Person owns or has any interest in or to any share of stock of Ancore or any fractional share, including, without limitation, any voting right, and there is no voting trust with regard to any share of stock of Ancore or any fractional share.

8.    OSI’S AND OSI SUBSIDIARY’S REPRESENTATIONS AND WARRANTIES.  Subject to and except for any disclosure made in this Agreement and to information contained in the OSI Disclosure Schedule that is specifically referenced to a paragraph number of this Section 8, as a material inducement to Ancore and Major Stockholders to enter into this Agreement and to consummate the Merger, each of OSI and OSI Subsidiary jointly and severally represents and warrants to Ancore and Major Stockholders as set forth in this Section 8, and that each of such representations and warranties are true as of the date of this Agreement, and shall be true as of the Closing Date, and shall inure to the benefit of Ancore and Major Stockholders and each of their successors and assigns. OSI and OSI Subsidiary each acknowledge that Ancore and Major Stockholders are each entering into this Agreement in reliance upon the truth and accuracy of each such representation and warranty.

8.1.    Due Organization.  Each of OSI and OSI Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California and the State of Delaware, respectively, and has full power and authority and all requisite licenses, permits and franchises to own, operate or lease, as applicable, its assets and to carry on their business. Each of OSI and OSI Subsidiary is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties it owns or the nature of the business it conducts makes such qualification or licensing necessary or proper, except where the failure to so qualify would not, in the aggregate, have a material adverse effect on OSI’s or OSI Subsidiary’s business or assets.

8.2.    Power and Authority.  OSI and OSI Subsidiary each have all requisite power, authority and capacity to enter into this Agreement and all documents required to be entered into pursuant hereto (this Agreement and such documents being hereinafter referred to as the “OSI Documents”), and all corporate and other action required to be taken by OSI and OSI Subsidiary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken including, without limitation, all approvals of OSI’s and OSI Subsidiary’s Board of Directors. Upon OSI’s and OSI Subsidiary’s execution and delivery of the OSI Documents, assuming the due authorization, execution and delivery by Ancore and the Major Stockholders, the OSI Documents will become valid and binding obligations of OSI and OSI Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting the rights of creditors generally or general principles of equity. The execution and delivery of the OSI Documents and the consummation of the transactions contemplated by the OSI Documents will not result in the creation of any Lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of OSI or OSI Subsidiary. OSI and OSI Subsidiary’s execution, delivery and consummation of the transactions contemplated in the OSI Documents are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) the articles of incorporation or bylaws of OSI or OSI Subsidiary, (b) any material contract, agreement or other instrument to which OSI or OSI Subsidiary is a party or by which OSI or OSI Subsidiary or any of their respective assets is bound, (d) any order, writ, injunction, decree or judgment of any court or governmental agency, or (e) any obligation, law, ordinance, regulation, order or decree applicable to OSI or OSI Subsidiary or any of their properties.

8.3.    SEC Filings; Financial Statements.

8.3.1.    OSI has filed all required registration statements, prospectuses, reports, proxy statements, forms, and other documents with the SEC since July 1, 1999 (the “SEC Documents”).

8.3.2.    As of their respective dates, (a) the SEC Documents complied with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (b) none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.3.3.    As of their respective dates, the financial statements of OSI included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles as applied on a consistent basis during the periods involved and fairly present the consolidated financial position of OSI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

8.3.4.    Since the consolidated balance sheet as of June 30, 2002 included in the SEC Documents, neither OSI nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are material to OSI’s business as a whole, or required by generally accepted accounting principles to be set forth on a consolidated balance sheet of OSI and its consolidated subsidiaries or in the notes thereto.

8.4.    Full Disclosure.  The representations and warranties of OSI and OSI Subsidiary contained in this Agreement, and each exhibit, schedule (including, without limitation, the OSI Disclosure Schedule), certificate or other written statement delivered by OSI or OSI Subsidiary pursuant to this Agreement or in connection with the transactions contemplated herein are accurate, correct and complete in all material respects as of the date delivered, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained therein, in light of the circumstances under which they were made, not misleading. There is no fact, presently known, that materially adversely affects the ability of OSI or OSI Subsidiary to perform fully under this Agreement or to consummate the Merger that has not been set forth or described in this Agreement or in the OSI Disclosure Schedule.

8.5.    Valid Issuance.  The shares of OSI Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable. The OSI Stock will be listed for trading on the Nasdaq National Market no later than the earlier of (a) the effectiveness of a registration statement under the Securities Act covering such stock, or (b) the first anniversary of the issuance of such stock.

8.6.    Significant Subsidiary.  The transactions contemplated by this Agreement do not require a Form 8-K to be filed with the Securities and Exchange Commission with which financial statements are required in accordance with Regulation S-X.

8.7.    Brokers or Finder’s Fees.  No agent, broker, Person or firm acting on behalf of OSI is, or will be, entitled to any investment banking or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

9.    COVENANTS OF THE PARTIES

9.1.    Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, Consents and Approvals from governmental agencies and the making of all necessary registrations and filings (including filings with governmental agencies, if any) and the taking of all reasonable steps as may be necessary to obtain permits or waivers from, or to avoid an action or proceeding by, any governmental agencies, (b) the seeking of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other governmental agency vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that OSI shall not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of any plants, assets and businesses of OSI or any of its subsidiaries or of Ancore.

9.2.    State Statutes.  In connection with and without limiting the foregoing, Ancore, OSI and the OSI Subsidiary shall (including through its officers and directors and other appropriate personnel) (i) take all commercially reasonable action necessary to ensure that no U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby or (ii) if any U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated hereby, take all commercially reasonable action to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated hereby

9.3.    Conduct of Business.

9.3.1.    Prior to the Closing, Ancore shall carry on the Business in all material respects in the ordinary course of business and use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees, maintain in effect all material federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses, permits, qualifications and authorizations to do business in each jurisdiction in which it is so licensed, qualified or authorized, comply with the terms of all material contracts and preserve its relationships consistent with past practice with customers, suppliers, licensors, licensees, distributors, employees and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Closing.

9.3.2.    Except as expressly permitted or contemplated by the terms of this Agreement, without limiting the generality of the foregoing, prior to the Closing, Ancore shall not, without the prior written consent of OSI:

(a)     (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than as a result of the exercise of Ancore Stock Options pursuant to Section 3.5; or (3) purchase, redeem or otherwise acquire or amend the terms of any shares of capital stock of Ancore or any other securities thereof or any rights, warrants, options to acquire or any securities convertible into or exchangeable for any such shares or other securities.

(b)    authorize for issuance, issue, deliver, sell, grant, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuances of Ancore Common Stock upon the conversion of shares of Ancore Preferred Stock, Ancore Warrants or Convertible Promissory Notes);

(c)    amend its Certificate of Incorporation, By-laws or other comparable charter or organizational documents;

(d)    develop, acquire or agree to develop or acquire any projects, assets or lines of business, including without limitation by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Ancore other than in the ordinary course of business; provided, however, that nothing herein shall prevent the development or acquisition of products in the ordinary course of business;

(e)    sell, lease, license, swap, barter, transfer or otherwise convey, mortgage or otherwise encumber or subject to any Lien or prevent from becoming subject to a Lien any of its properties or assets that are material, individually or in the aggregate, to Ancore;

(f)    (1) other than in the ordinary course of business, incur any indebtedness, forgive any debt obligations of any Person to Ancore, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ancore, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; or (2) other than advances to customers in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than travel advances to employees in the ordinary course of business;

(g)    fail to file, on a timely basis, including allowable extensions, with appropriate tax authorities all material tax returns required to be filed by or with respect to Ancore for taxable years or periods ending on or before the Closing Date or fail to remit (or cause to be remitted) any taxes due in respect of such tax returns, except for taxes which are being contested by Ancore in good faith and for which adequate provision has been made in the consolidated balance sheet and notes thereto on the Balance Sheet Date;

(h)    (1) incur any material obligation to make any payment of, or in respect of, any tax, except in the ordinary course of business; (2) settle any audit by any tax authority, make or change any tax election or file any amended tax returns; (3) agree to extend or waive any statute of limitations on the assessment or collection of tax; or (4) change or adopt any accounting method relating to taxes;

(i)    pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or reflected or reserved against in the consolidated balance sheet on the Balance Sheet Date or incurred in the ordinary course of business, or, except in the ordinary course of business, waive the benefits of, or agree to modify in any manner, any material confidentiality, standstill or similar agreement to which Ancore is a party;

(j)    except to the extent required under existing plans or agreements or by law as contemplated by this Agreement, increase the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than general increases in wages to employees who are not officers, directors or Affiliates in the ordinary course of business) or enter into or amend any Plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a employee benefit plan or otherwise;

(k)    pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any employee benefit plan, to any officer, director, employee, consultant or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees, consultants or Affiliates of Ancore of any amount relating to unused vacation days, except payments and accruals required by law or made in the ordinary course of business; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any employee benefit plan with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any employee benefit plan or in the ordinary course of business; or, except as required by law, enter into any collective bargaining agreement;

(l)    make any payments (other than regular compensation payable to officers and employees of Ancore in the ordinary course of business) or other distributions to, or enter into any transaction, agreement or arrangement with, any of Ancore’s Affiliates, officers, directors, stockholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants other than in the ordinary course of business;

(m)    except as otherwise permitted by this Agreement modify or amend in a manner adverse to Ancore the material economic terms of any material contract or terminate any material contract or waive, release or assign any material rights or claims;

(n)    take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue and those not so qualified being or becoming untrue in any material respect at any time prior to the Closing, or in any of the conditions set forth in Section 11 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(o)    authorize any of, or commit or agree in writing or otherwise, to take any of the foregoing actions, except as otherwise permitted by this Agreement.

9.3.3.    Advice of Changes.  Each of Ancore and OSI shall promptly advise the other party in writing of:

(a)    any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect;

(b)    The failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

(c)    Any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on Ancore taken as a whole or OSI taken as a whole or would likely delay or impede the ability of such party to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein and therein;

(d)    Any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

(e)    Any written notice or other communication from any governmental authority in connection with the Merger; or

(f)    Any action, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting Ancore or OSI that relate to the consummation of the Merger;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Ancore or OSI or the conditions to the obligations of Ancore or OSI under this Agreement. Additionally, Ancore shall furnish or make available to OSI, as promptly as practicable following OSI’s request therefor, all information reasonably necessary for OSI accurately to determine (i) what amounts, if any, payable under any of the employee benefit plans or any other contract, agreement, or arrangement with respect to which Ancore may have any liability for federal income tax purposes by virtue of Section 162(a)(1), Section 162(m) or Section 280G of the Code, or (ii) whether Ancore has entered into any contract, agreement or arrangement that would result in the disallowance of any tax deductions pursuant to Section 280G of the Code.

9.4.    No Solicitation.  Ancore shall not, nor shall it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Ancore to directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than OSI or OSI Subsidiary) relating to any transaction involving the sale of any of the assets of Ancore (other than in the ordinary course of business), or any of the capital stock of Ancore, or any merger, consolidation, business combination, or similar transaction involving Ancore.

9.5.    Board Recommendations.  The Ancore Board shall (i) recommend that the holders of Ancore Capital Stock approve this Agreement and the transactions contemplated hereby to be performed by Ancore and (ii) cause Ancore to make commercially reasonable efforts to solicit the approval of the stockholders of Ancore of this Agreement and the transactions contemplated hereby to be performed by Ancore. Neither the Ancore Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to OSI or OSI Subsidiary, the approval or recommendation by the Ancore Board or any committee thereof of this Agreement and the transactions contemplated hereby to be performed by Ancore.

9.6.    Stockholder Letters.  Ancore Stockholders holding at least 80% of the outstanding shares of Ancore Capital Stock shall enter into Stockholder Letters addressed to OSI confirming each Ancore Stockholder’s investment intent with regard to the OSI Stock and releasing all claims against Ancore, in the form attached hereto as Exhibit “2.3” each executed by the appropriate Ancore Stockholder and dated as of the Closing Date.

9.7.    Required Registration.

9.7.1.    As soon as practicable after the Closing Date, and in no event later than 30 calendar days after the Closing Date, OSI shall prepare and file a registration statement under the Securities Act on a form selected by OSI, covering the Registrable Stock (as defined in the Registration Rights Agreement), and shall use reasonable commercial efforts to cause such registration statement to become effective as expeditiously as possible and to remain effective until the earlier to occur of the date (a) the Registrable Stock covered thereby has been sold, or (b) by which all Registrable Stock covered thereby may be sold under Rule 144(k), all in accordance with the Registration Rights Agreement.

9.7.2.    If any Contingent Payment Shares are issued, and such Contingent Payment Shares are not covered by any registration statement pursuant to the Securities Act, OSI shall prepare and file a registration statement under the Securities Act on a form selected by OSI, covering such Contingent Payment Shares, and such Contingent Payment Shares shall be included in the definition of Registrable Stock, no later than the earliest to occur of: (a) the first registration statement filed by OSI subsequent to the issuance of such Contingent Payment Shares; (b) 180 days after the issuance of such Contingent Payment Shares; or (c) 30 days after the accumulation of Contingent Payment Shares representing a Contingent Payment amount of $1,500,000 or more. In any event, if Contingent Payment Shares are issued prior to April 30, 2003, OSI shall prepare and file a registration statement as described above no later than June 30, 2003. OSI shall use reasonable commercial efforts to cause the registration statements provided for in this Section 9.7.2 to become effective as expeditiously as possible and to remain effective until the earlier to occur of the date (a) the Contingent Payment Shares covered thereby has been sold, or (b) by which all Contingent Payment Shares covered thereby may be sold under Rule 144(k), all in accordance with the Registration Rights Agreements. Notwithstanding any other provision hereof: (x) OSI shall have no obligation with regard to registration of Contingent Payment Shares if, at the time such obligation would have become applicable hereunder, OSI is not a reporting company under the Securities Exchange Act of 1934, as then amended; and (y) if the OSI Board of Directors determines in good faith that the filing of a registration statement at the time provided under this Section 9.7.2 would be significantly adverse to OSI’s legitimate interests, OSI may delay the filing of any registration statement required by this Section 9.7.2 for a period of up to 60 days; provided, however, that OSI may not invoke such permitted delay on more than one occasion per any 12-month period.

9.8.    Employee Matters.

9.8.1.    OSI’s benefit plans and policies, including vacation, floating holidays, retirement, severance and welfare plans, shall recognize (i) for purposes of satisfying any deductibles during the coverage period that includes the Closing Date, any payment made by any person employed by Ancore on or prior to the Closing Date (an “Ancore Employee”) towards deductibles in any health or other insurance plan of Ancore, and (ii) for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service, all service with Ancore, including service with predecessor employers that was recognized by Ancore and any prior unabridged service with Ancore (“Ancore Service”). Ancore Employees shall be entitled to transfer all accrued vacation time determined in accordance with Ancore’s vacation schedule. OSI shall recognize each Ancore Employee’s Ancore Service for purposes of determining eligibility for vacation time following the Closing Date. In addition, OSI shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of OSI in which such employees and their eligible dependents shall participate to be waived and shall provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

9.8.2.    Section 9.8.1 notwithstanding, Ancore Employees who continue to be employed by the Surviving Corporation post-Merger shall accrue employee benefits from and after the Closing only to the extent, and at the rate, that OSI and its other subsidiaries provides such benefits.

Continuation of Indemnifications.  Neither OSI nor the Surviving Corporation shall rescind or otherwise decrease or restrict Ancore’s indemnification obligations existing as of the Closing to its then-current and former directors and officers.

10.    RESTRICTIONS ON TRANSFER; REGISTRATION OF STOCK

10.1.    Restrictions on Transfer.  The Conversion Shares (collectively, the “Registrable Stock” and each issuee of such stock under this Agreement a “Registrable Stock Holder”) have not been registered under the Securities Act, and subject to Section 10.2 hereof, the certificates evidencing the Registrable Stock, and each certificate issued in transfer thereof, will bear the following legend:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933 and have been taken for investment purposes only and not with a view to the distribution thereof, and, except as stated in an agreement between the holder of this certificate, or its predecessor in interest, and the issuer corporation, such securities may not be sold or transferred unless there is an effective registration statement under such Act covering such securities or the issuer corporation receives an opinion of counsel (which may be counsel for the issuer corporation) stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of such Act.”

10.2.    Removal of Transfer Restrictions.  Any legend endorsed on a certificate evidencing shares of Registrable Stock and any stop transfer instructions and record notations with respect to such Registrable Stock shall be removed and OSI shall issue a certificate without such legend to the holder of such Registrable Stock (a) if such Registrable Stock is registered under the Securities Act, or (b) if such Registrable Stock may be sold under Rule 144(k) promulgated under the Securities Act or (c) if such holder provides OSI with an opinion of counsel (which may be counsel for OSI) reasonably acceptable to OSI to the effect that a public sale or transfer of such Registrable Stock may be made without registration under the Securities Act.

11.    OSI SUBSIDIARY’S AND OSI’s CONDITIONS TO CONSUMMATE THE MERGER.  OSI Subsidiary’s and OSI’s obligations to consummate the Merger on the Closing Date are subject to the satisfaction, at the times set forth below, of each of the conditions set forth in this Section 11. OSI Subsidiary and OSI shall consummate the Merger as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 11 and 12. OSI Subsidiary or OSI may waive any or all of the following conditions in writing, and any such waiver shall constitute a waiver of the right to receive indemnification under Section 14 or any other remedy with respect to such waived condition.

11.1.    Accuracy of Representations and Warranties.  The representations and warranties of Ancore and the Major Stockholders contained herein shall be accurate in all material respects as if made on and as of the Closing Date, as well as on the date when made.

11.2.    Performance of Covenants and Deliveries.  Major Stockholders and Ancore shall have performed and complied in all material respects with each and all of their obligations and covenants specified in this Agreement that are required to be performed or complied with on or before the Closing Date.

11.3.    No Pending Action.  No judicial or administrative proceeding shall have been pending on the Closing Date seeking to enjoin or prevent, nor shall any order or injunction have been issued prohibiting, the consummation of the transactions contemplated hereby.

11.4.    Condition of Business and Assets.  There shall not have been any material adverse change to the Business, the Assets or Ancore’s financial condition, taken as a whole, since the date of this Agreement.

11.5.    Surrender of Certificates.  Certificates representing no less than 90 percent of Ancore Capital Stock shall have been surrendered in accordance with Section 2.3.

11.6.    Exercise of Ancore Stock Options.  All Ancore Stock Options shall have been accelerated and exercised, and to the extent not exercised, such Ancore Stock Options shall have been terminated, and no Ancore Stock Options shall be outstanding.

11.7.    Exercise of Warrants.  All Ancore Warrants shall have been exercised, and to the extent not exercised, such Ancore Warrants shall have been terminated.

11.8.    Good Standing.  Ancore remains a corporation in good standing, as evidenced by a certificate issued by the Secretary of State of the State of Delaware.

12.    ANCORE’S AND MAJOR SHAREHOLDERS’ CONDITIONS TO CONSUMMATE THE MERGER.  The Major Stockholders’ and Ancore’s obligations to consummate the Merger on the Closing Date, are subject to the satisfaction, at the times set forth below, of each of the conditions set forth in this Section 12. Ancore shall consummate the Merger as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 11 and 12. The Major Stockholders and Ancore may waive any or all of the following conditions in writing, and any such waiver shall constitute a waiver by the Major Stockholders or Ancore of their rights to any remedy with respect to such waived condition.

12.1.    Accuracy of Representations and Warranties.  The representations and warranties of OSI Subsidiary and OSI contained herein shall be accurate in all material respects as if made on and as of the Closing Date, as well as on the date when made.

12.2.    Performance of Covenants and Deliveries.  OSI Subsidiary and OSI shall have performed and complied in all material respects with each and all of the obligations and covenants specified in this Agreement that they are required to perform or comply with on or before the Closing Date.

12.3.    No Pending Action.  No judicial or administrative proceeding shall be threatened or pending on the Closing Date seeking to enjoin or prevent or claim damages, nor shall any order or injunction have been issued prohibiting the consummation of the transactions contemplated hereby.

13.    TERMINATION OF OBLIGATIONS.

13.1.    Termination Generally.  If the Closing fails to occur on or before the date that is ten days following the date of this Agreement (referred to herein as the “Termination Date”), for any reason other than the default or failure of any party hereto to perform any of such party’s obligations under this Agreement, then any party to this Agreement may, in such party’s sole and absolute discretion, terminate this Agreement by written notice to the other party or parties. Upon such cancellation, each party to this

Agreement shall return to the other party or parties all schedules, exhibits, certificates, instruments and documents that had been delivered to such party pursuant to this Agreement.

13.2.    Failure to Close By Reason of Default.  If the Merger is not consummated by the Termination Date by reason of the default of any party to this Agreement, including, without limitation, the failure of any party to this Agreement to make any delivery required by or to perform any obligation set forth under this Agreement, then upon the occurrence of such breach or default Ancore, if OSI or OSI Subsidiary is the breaching or defaulting party, or OSI, if Ancore or any Major Stockholder is the breaching or defaulting party, may in such non-defaulting party’s sole and absolute discretion elect one or more of the following remedies:

13.2.1.    Cancel such party’s obligation to perform under this Agreement by providing written notice to the defaulting party or parties of such non-defaulting party’s intention to cancel this Agreement, whereby cancellation shall be effective immediately; or

13.2.2.    Waive such obligations or conditions, thereby commencing to consummate the Merger.

13.3.    Effect of Certain Terminations.  Upon any termination that does not result from the breach or default of any party to this Agreement, this Agreement shall be canceled and each party to this Agreement shall thereupon be released from any and all obligations, claims or liabilities in any way arising from or relating to this Agreement; provided, however, that the confidentiality provisions of the Letter of Intent dated September 27, 2002 between OSI and Ancore shall survive.

13.4.    Remedies Cumulative.  Upon a default prior to the Closing that results in a failure to effect the Closing, a non-defaulting party shall not be entitled to bring any action or exercise any remedy at law or equity arising from the failure to effect the Closing except (a) termination of this Agreement; and (b) an action for damages with respect to the failure by any party to act in good faith in effecting the Closing.

14.    INDEMNIFICATION.

14.1.    Major Stockholders’ Indemnifications.

14.1.1.    Breach by Corporation.  Subject to the limitations set forth in Section 14.2.3, the Major Stockholders, jointly (but not severally, except with respect to the NIF Stockholders, who provide the following indemnifications jointly, but not severally, with the other Major Stockholders, but amongst the NIF Stockholders only, provide the following indemnifications jointly and severally), shall indemnify, defend and hold harmless the Surviving Corporation, OSI Subsidiary and OSI, and each of their shareholders, agents, heirs, successors, assigns, partners and joint venturers, from and against any and all Claims and Liabilities that are caused by or relate to the breach by Ancore of any of its representations, warranties, and covenants that are to be performed by the terms of this Agreement prior to the Effective Time set forth in the Ancore Documents.

14.1.2.    Breach by Major Stockholder.  Subject to the limitations set forth in Section 14.2.3, each Major Stockholder individually for himself or itself only, shall indemnify, defend and hold harmless the Surviving Corporation, OSI Subsidiary and OSI, and each of their agents, heirs, successors, assigns, partners and joint venturers, from and against any and all Claims and Liabilities that are caused by or relate to the breach by such Major Stockholder of any of his or its representations, warranties and covenants that are to be performed by the terms of this Agreement prior to the Effective Time set forth in the Ancore Documents to which such Major Stockholder is a party.

14.1.3.    Claims and Liabilities in Connection with Dissenting Shares.  The Major Stockholders, jointly (but not severally, except with respect to the NIF Stockholders, who provide the following indemnifications jointly, but not severally, with the other Major Stockholders, but amongst the NIF Stockholders only, provide the following indemnifications jointly and severally), shall indemnify, defend and hold harmless the Surviving Corporation, OSI Subsidiary and OSI, and each of their shareholders, agents, heirs, successors, assigns, partners and joint venturers, from and against any and all Claims and Liabilities that are caused by or relate to any appraisal under Section 262 of the DGCL with respect to Ancore Capital Stock to the extent that there is a final, non-appealable determination that any Ancore Stockholders who have exercised rights under Section 262 of the DGCL are entitled to an amount per share in excess of the Merger Consideration and the right to receive any Contingent Payments paid to each share of equivalent Ancore Capital Stock.

14.2.    Certain Matters Relating to Defense and Indemnity.

14.2.1.    Definition of “Indemnitor” and “Indemnitee” Notice.    Any person seeking defense or indemnity under this Section 14 (hereinafter an “Indemnitee”) shall give written notice (each, a “Claim Notice”) to any Person (hereinafter the “Indemnitor”) from whom such defense or indemnity is sought of any Claims and Liabilities that might give rise to a claim by such Indemnitee against the applicable Indemnitor based on the provisions of this Section 14, which notice shall state the nature and basis of such claim and the amount thereof, to the extent the Indemnitee knows such matters.

14.2.2.    Defense of Claims.  If any Indemnitee receives notice of any claim or legal proceeding by a Person who is not a party to this Agreement (a “Third Party Claim”) which is reasonably likely to give rise to any Claim and Liabilities, such Indemnitee shall promptly deliver written notice to the Indemnitor. In connection with any Third Party Claim, the Indemnitor may, upon written notice to the Indemnitee, assume the defense of any such claim or legal proceeding, the costs and expenses of which defense shall be paid by the Indemnitor, if the Indemnitor acknowledges to the Indemnitee in writing the Indemnitor’s obligation to indemnify the Indemnitee with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement). If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim prior to the earlier of (a) 30 days after written notice of such claim has been delivered to the Indemnitor by the Indemnitee or (b) the last date of any statutorily-provided time period within which any answer, or other form of response, is be filed with any court of law, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing. The Indemnitor shall be entitled to all information reasonably related to a Third Party Claim in Indemnitee’s possession or control. Failure of the Indemnitee to furnish written notice to the Indemnitor of a Third Party Claim shall not release the Indemnitor from its obligations hereunder, except to the extent it is prejudiced by such failure. If the Indemnitor assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its counsel at its own expense; provided, however, that an Indemnitee (together with all other Indemnitees that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential different interests between such Indemnitee and any other party represented by such counsel in such proceeding. If the Indemnitor assumes the defense of any such claim or legal proceeding, the Indemnitor shall take all reasonable steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnitor shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, however, the Indemnitee shall be entitled to the control of the defense or any such action if it is reasonably likely to result in liabilities which, taken with other then existing claims by any other Indemnitee under this Section 14, would not be fully indemnified hereunder, unless the amount that would be indemnified hereunder is more than 50% of the likely amount of liabilities in such action. If the Indemnitee is entitled to control the defense of an action, the Indemnitee shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed. The party controlling the defense of a Third Party Claim shall keep the other parties fully informed of the defense of any such Third Party Claim. In the event that more than one Major Stockholder is obligated to provide joint indemnification hereunder, the Major Stockholders with a majority in interest, as among such obligated Major Stockholders, based upon the actual amount of Merger Consideration and Contingent Payments received by such Major Stockholder as compared to the Merger Consideration and Contingent Payments received by all the Major Stockholders, shall control such indemnification.

14.2.3.    Limitations Upon Indemnifications.

(a)    The obligations upon the Major Stockholders collectively under this Section 14 to pay Indemnitees in indemnification against Claims and Liabilities shall not exceed 20% of the aggregate amount of Merger Consideration and Contingent Payments (excluding payments made with respect to the sale of PFNA Systems pursuant to Section 4.1.3) made pursuant to the terms of this Agreement (the “Indemnity Cap”). In the event the Major Stockholders are obligated to pay Indemnitees indemnification against Claims and Liabilities under this Section 14, each Major Stockholder shall be obligated to pay only up to such Major Stockholder’s Pro Rata interest of any such Claims and Liabilities and, in any event, not more than such Major Stockholder’s Pro Rata portion of the Indemnity Cap; provided, however, that each of the NIF Stockholders shall individually be liable for the NIF Stockholders’ aggregate Pro Rata interest of any such Claims and Liabilities but, in any event, not more than the NIF Stockholders’ aggregate Pro Rata portion of the Indemnity Cap.

(b)    Neither OSI nor the Surviving Corporation shall deliver a Claim Notice under this Section 14 unless and until the aggregate amount of Claims and Liabilities with respect to which the Major Stockholders are obligated under this Section 14 to indemnify OSI and OSI Subsidiary, combined, equal or exceed $250,000 (the “Basket Amount”) with respect to Claims and Liabilities pursuant to Sections 14.1.1 or 14.1.3. However, with respect to Claim Notices arising from Claims and Liabilities pursuant to Section 14.1.2 resulting from any individual Major Stockholder’s breach of its representations and warranties set forth in Section 7, equal or exceed such Major Stockholder’s Pro Rata portion of $250,000 (the “Pro Rata Basket Amount”). Once the Basket Amount or the Pro Rata Basket Amount has been satisfied and Indemnitee is permitted to submit a Claim Notice, the Indemnitee shall be entitled to claim indemnification for the full amount of such claim (including the Basket Amount or Pro Rata Basket Amount, as appropriate) according to the terms of this Section 14.

14.2.4.    Remedies Exclusive.  Except for intentional fraud (including any such fraud by Ancore), recourse pursuant to the provisions of this Section 14 shall be the sole and exclusive remedy for claims against the Major Stockholders of all parties to this Agreement for Claims and Liabilities.

14.3.    Survivability.  The indemnities and defense obligations and other covenants and agreements set forth in this Section 14 shall survive any termination of this Agreement pursuant to Section 13 above, and shall survive the Closing and the consummation of the Merger; provided, however, that the defense and indemnity obligations under this Section 14 relating to Claims and Liabilities caused by or relating to breaches of representations and warranties set forth in Sections 6 through 7 of this Agreement shall terminate on the first anniversary of the Closing Date, except with respect to any Claims and Liabilities covered by a Claim Notice that the Indemnitee has delivered to the Indemnitor prior to the first anniversary of the Closing Date. Notwithstanding the preceding sentence the defense and indemnity obligations under this Section 14 relating to Claims and Liabilities caused by or relating to breaches of representations and warranties set forth in Sections 6.8, 6.17 and 6.24 of this Agreement shall continue until the third anniversary of the Closing Date, at which time such obligations shall terminate, except with respect to any such Claims and Liabilities covered by a Claim Notice that the Indemnitee has delivered to the Indemnitor prior to the third anniversary of the Closing Date.

14.4.    Claims and Liabilities.  “Claims and Liabilities” means, collectively, any losses, claims, liabilities, damages, deficiencies, costs and expenses, including the reasonable fees and expenses of attorneys, accountants and other professionals paid, incurred, accrued or sustained (computed after giving effect to the receipt of any insurance proceeds with respect thereto) by an Indemnitee.

15.    GENERAL PROVISIONS

15.1.    Amendment, Modification and Waiver.  This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each of the parties hereto, except that any party to this Agreement may waive any obligation owed to such party by another party under this Agreement, provided such waiver is in writing. The waiver by any party hereto of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
15.2.    Severability.  If any provision of this Agreement as applied to any party or to any circumstance shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, and any provision that is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

15.3.    Entire Agreement.  This Agreement and the confidentiality provisions of the Letter of Intent between Ancore and OSI dated September 27, 2002 contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto.

15.4.    Attorneys’ Fees.  In the event of any litigation or arbitration between or among the parties hereto respecting or arising out of this Agreement, the successful or prevailing party shall be entitled to recover his reasonable attorneys’ fees and other costs in connection therewith, including, without limitation, any attorneys’ fees incurred after a judgment has been rendered by a court of competent jurisdiction.

15.5.    Further Acts.  Each party, upon the reasonable request of any other party, shall execute and deliver all such further instruments, documents and papers, and shall perform any and all acts necessary to give full force and effect to all of the terms and provisions of this Agreement (so long as such performance does not involve more than $5,000 expense in the aggregate to OSI and OSI Subsidiary on the one hand, or to Ancore and the Major Stockholders on the other hand, or the requesting party pays the expenses incurred).

15.6.    Descriptive Headings.  The paragraph and section headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

15.7.    Ancore’s Knowledge.  The term “Ancore’s Knowledge” as used in this Agreement shall mean knowledge that either (a) was in the actual possession of Ancore’s executive officers, or any of them; or (b) should have been in the possession of Ancore’s executive officers, or any or them, based on their status and duties as executive officers of Ancore.

15.8.    Counterparts.  This Agreement may be executed in any number of counterparts, and each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

15.9.    Binding Effect.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

15.10.    Third Party Beneficiaries.  No person shall be a third party beneficiary of this Agreement and no person other than the parties hereto and their permitted successors and assigns shall receive any of the benefits of this Agreement.

15.11.    Notices.  All notices, statements and other documents that any party is required or desires to give to any other party hereunder shall be given in writing and shall be served in person by express mail, by certified mail, by overnight delivery, or by facsimile at the respective addresses of the parties as set below, or at such other addresses as may be designated in writing by such party in accordance with the terms of this paragraph.

If to the Stockholder Representative:

Stone Holdings, Inc.
ATTN: Gary Goltz
8150 N. Central Expressway
Suite 1901
Dallas, TX 75206

With a copy to:

Wilson Sonsini Goodrich & Rosati
ATTN: Michael Danaher, Esq.
650 Page Mill Road
Palo Alto, CA 94110

If to a Major Stockholder, at the address set forth on the signature pages hereto.

If to OSI Subsidiary or OSI:

OSI Systems, Inc.
ATTN: Chief Executive Officer
12525 Chadron Avenue
Hawthorne, CA 90250

With a copy to:

Richman, Mann, Chizever, Phillips & Duboff
ATTN:  Gerald Chizever, Esq.
Penthouse
9601 Wilshire Boulevard
Beverly Hills, CA. 90210-5270

Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) 3 days following the date deposited in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) 1 day following the deposit with the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within twenty-four (24) hours after such transmission. The time to respond to any notice shall run from the time the notice is deemed hereunder to have been delivered to the person to whom the notice is addressed.

15.12.    Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to conflicts of laws principles), and the parties hereby consent to the jurisdiction of California state courts or federal courts located within California over all matters relating to this Agreement.

15.13.    Plural Includes Singular.  Except as indicated in the next sentence, whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular. Without limiting the generality of the foregoing, when used in this Agreement the term “Major Stockholders” refers to each of the Persons constituting Major Stockholders; provided, however, that the foregoing shall not impose joint and several obligations on the Major Stockholders except as expressly set forth in this Agreement.

15.14.    Expenses.  Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

15.15.    Gender.  References to the masculine gender in this Agreement shall include the feminine and neuter genders; references to the singular shall include the plural; and references to “person” shall include any Person; all as required by the context of this Agreement.

15.16.    Announcements.  Prior to the Closing, no party to thiiis Agreement shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Merger without the consent of the other party, except where such release or announcement is required by applicable law.

15.17.    Incorporation By Reference.  All Schedules and Exhibits hereto are incorporated herein by this reference.

[signatures on following pages]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed all as of the date first written above.

ANCORE CORPORATION

By:	/s/ Tsahi Gozani

Its:	President and Chief Executive Officer

[OSI/Ancore Merger Agreement and Plan of Reorganization Signature Page]

MAJOR SHAREHOLDERS: STONE TECHNOLOGIES, INC.

By:	Gary Goltz

Its:	Secretary

Address:	8150 N. Central Exp., Suite 1900

Dallas, Texas 75230

[OSI/Ancore Merger Agreement and Plan of Reorganization Signature Page]

MAJOR SHAREHOLDERS: AMT CAPITAL, LTD. AMT CAPITAL, INC., ITS GENERAL PARTNERS

By:	AMT Capital GP, Inc.

Its:	General Partner

/s/ Peter N. Walmsley
Chairman

Address:	P.O. Box 250,

Gulf Breeze, Florida 32562

[OSI/Ancore Merger Agreement and Plan of Reorganization Signature Page]

MAJOR SHAREHOLDERS:

NIF VENTURES CO., LTD.
INVESTMENT ENTERPRISE PARTNERSHIP NIF VENTURE 21-A
INVESTMENT ENTERPRISE PARTNERSHIP “NIF VENTURE 21-B”
INVESTMENT ENTERPRISE PARTNERSHIP “NIF 11”
INVESTMENT ENTERPRISE PARTNERSHIP “NIF NEW TECHNOLOGY FUND 99-A”
INVESTMENT ENTERPRISE PARTNERSHIP “NIF NEW TECHNOLOGY FUND 99-B”
INVESTMENT ENTERPRISE PARTNERSHIP
NIF NEW TECHNOLOGY FUND 2000/1
INVESTMENT ENTERPRISE PARTNERSHIP
NIF21-ONE(1)

By:	/s/ Nobuo Suzuki

Its:	Executive Officer

Address:	1-2-1 Kyobashi Chau-Ku

Tokyo 104-0031 Japan

[OSI/Ancore Merger Agreement and Plan of Reorganization Signature Page]

[OSI/Ancore Merger Agreement and Plan of Reorganization Signature Page]

OSI SYSTEMS, INC.

By:	/s/ Deepak Chopra

Its:	President and Chief Executive Officer

OSI SUBSIDIARY, INC.

By:	/s/ Deepak Chopra

Its:	President and Chief Executive Officer

[OSI/Ancore Merger Agreement and Plan of Reorganization Signature Page]